Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

XCEL BRANDS, INC.,

JR LICENSING, LLC,

AND

JUDITH RIPKA CREATIONS, INC.,

JUDITH RIPKA COMPANIES INC.

JUDITH RIPKA DESIGNS, LTD.

JSB MARKETING CORP.

AND

JUDITH RIPKA

DATED AS OF APRIL 1, 2014

ARTICLE I	DEFINITIONS AND USAGE	1

1.1	Definitions	1

1.2	Usage	11

ARTICLE II	PURCHASE AND SALE OF ASSETS	12

2.1	Purchase and Sale of Assets.	12

2.2	Excluded Assets.	12

2.3	No Liabilities Assumed	12

2.4	Retained Media Rights	13

ARTICLE III	PURCHASE CONSIDERATION; PAYMENT	13

3.1	The Closing	13

3.2	Purchase Consideration	13

3.3	Payment Of Purchase Consideration	13

3.4	Earn Out	14

3.5	Closing Deliveries	17

3.6	Allocation	19

3.7	Accounts Receivable and Other Payments	19

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	20

4.1	Organization and Good Standing	20

4.2	Enforceability; Authority	20

4.3	Consents; Approvals	20

4.4	Financial Statements	21

4.5	Real Property	22

4.6	Title to Assets	22

4.7	Seller Accounts Receivable and Seller Accounts Payable	22

4.8	Solvency; Insolvency Proceedings	22

4.9	Taxes	23

4.10	Labor Relations; Compliance	23

4.11	Employee Benefits	24

4.12	Litigation; Decrees	25

-i-

(continued)

4.13	Compliance With Laws; Permits	25

4.14	Operations of the Sellers	25

4.15	Payment and Collections Practices; Customers and Suppliers	26

4.16	Material Contracts	26

4.17	Insurance	27

4.18	Environmental Matters	28

4.19	Intellectual Property	28

4.20	Affiliate Transactions	30

4.21	Brokers or Finders	30

4.22	Suppliers	30

4.23	Powers of Attorney	30

4.24	Disclaimer of Other Representations and Warranties	30

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYERS	31

5.1	Existence and Good Standing; Authorization	31

5.2	Consents and Approvals; No Violations	31

5.3	Exchange Act Reports	32

5.4	SEC Filings; Financial Statements	32

5.5	Undisclosed Liabilities	32

5.6	Compliance with Laws.	33

5.7	Litigation	33

5.8	Buyer Environmental Matters	33

5.9	Taxes	34

5.10	Brokers’ or Finders’ Fees.	34

5.11	Solvency.	34

5.12	Disclaimer of Other Representations and Warranties	34

ARTICLE VI	POST-CLOSING COVENANTS	34

6.1	Cooperation	34

6.2	Taxes Related to Purchase of Assets; Tax Cooperation	34

6.3	Noncompetition and Nonsolicitation	35

6.4	Confidentiality	36

-ii-

(continued)

6.5	Access to Records	36

6.6	Recording of Intellectual Property Assignments	37

6.7	Foreign Intellectual Property.	37

6.8	Suppliers	37

6.9	Non-Disparagement	37

6.10	QVC Agreement	38

6.11	Distribution of Current Inventory	38

6.12	Licenses in Connection with Retained Media Rights	39

6.13	Other Deliveries	39

6.14	Further Assurances	39

6.15	Registration of XCel Shares	40

6.16	Life Insurance Policy	40

ARTICLE VII	INDEMNIFICATIOn; remedies	41

7.1	Survival	41

7.2	Indemnification by the Sellers	41

7.3	Indemnification by Buyers	42

7.4	Limitation on Liability	42

7.5	Other Indemnification Provisions	44

7.6	Procedure for Indemnification	44

7.7	Non-Third Party Claims	45

7.8	Tax Treatment	46

ARTICLE VIII	MISCELLANEOUS	46

8.1	Press Releases and Public Announcements	46

8.2	Notices	46

8.3	Entire Agreement; Nonassignability; Parties in Interest	47

8.4	Bulk Sales Law	48

8.5	Expenses	48

8.6	Waiver and Amendment	48

8.7	Severability	48

8.8	Remedies Cumulative	48

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(continued)

8.9	Counterparts	48

8.10	Governing Law	49

8.11	Dispute Resolution	49

-iv-

(continued)

Annexes, Exhibits and Schedules

Exhibits:

Form of Bill of Sale	Exhibit A
Form of Buyer QVC Agreement	Exhibit B
Form of Intellectual Property Assignment	Exhibit C
Form of JR Employment Agreement	Exhibit D
Form of Lock-Up Agreement	Exhibit E
Form of Sublease	Exhibit F
Form of Voting Agreement	Exhibit G
Form of Wholesale License Agreement	Exhibit H
Form of Promissory Note	Exhibit I

Schedules:

Fixed Assets	1.1(a)
Domain Names and URLs	1.1(b)
Accounts Receivable	3.7
Capitalization of Sellers	4.1
Consents and Approvals	4.3
Sellers’ Material Liabilities and Obligations	4.4(b)
Leased Real Property	4.5(a)
Consents for Leased Real Property	4.5(b)
Title to Assets	4.6
Accounts Receivable Exceptions and Liens	4.7(a)
Inventory	4.7(b)
Tax Liens	4.9(a)
Labor Relations; Compliance	4.10
Employee Benefit Plans	4.11(a)
Employee Payments in Connection with Transactions	4.11(d)
Litigation Proceedings	4.12(a)
Decrees	4.12(b)
Compliance With Laws	4.13
Operation of Sellers; Material Adverse Effect	4.14
Top 20 Customers and Suppliers	4.15(i)
Material Disputes with Customers	4.15(ii)
Material Contracts	4.16(a)
Defaults or Violation under Material Contracts	4.16(b)
License Agreements	4.16(c)
Insurance Policies	4.17
Environmental Matters	4.18

-v-

(continued)

Intellectual Property	4.19(a)
IT Software and Other Licensed Intellectual Property	4.19(b)
Seller Intellectual Property Rights	4.19(c)
Seller Intellectual Property Infringements	4.19(d)
Validity of Intellectual Property Rights	4.19(e)
Third Party Intellectual Property Infringements	4.19(f)
Intellectual Property Development and Acquisition	4.19(g)
Intellectual Property Restrictions	4.19(h)
Intellectual Property Rights Jurisdictions	4.19(j)
Affiliate Transactions	4.20
Brokers or Finders	4.21
Suppliers	4.22
Powers of Attorney	4.23
Undisclosed Liabilities	5.5
Brokers’ or Finders’ Fees	5.10

-vi-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 1, 2014, by and among XCel Brands, Inc., a Delaware corporation (“XCel”), JR Licensing, LLC, a Delaware limited liability company (“JRL” and, together with XCel, the “Buyers”), Judith Ripka Creations, Inc., a New York corporation (“JR Creations”), JSB Marketing Corp. (“JSB”), Judith Ripka Companies Inc. (“JR Companies”), Judith Ripka Designs, Ltd. (“JR Designs”) and Judith Ripka, an individual (“JR”, and collectively with JR Creations, JSB, JR Companies and JR Designs, the “Sellers”), and solely for purposes of Sections 6.3 and 6.9, Ronald Berk. The Sellers and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers own certain Intellectual Property Rights used primarily in the conduct of the Business (as defined below); and

WHEREAS, the Sellers desire to sell, and Buyers desire to purchase from the Sellers, certain of the Sellers’ Intellectual Property Rights and certain other assets, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, following the purchase by the Buyers of such Intellectual Property Rights and certain other assets, the Sellers desire to continue to conduct certain activities related to the Business under a Wholesale License (as defined herein) from the Buyers.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions and Usage

1.1         Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” means (a) all trade accounts receivable, licensee royalty accounts receivable, supplier payments receivable, expense reimbursements receivable, and other rights to payment from licensees and customers, (b) all advertising accounts receivable related to advertising or marketing funds, (c) all other accounts or notes receivable and the full benefit of all security for such accounts or notes and (d) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” means all of the Sellers’ rights, title, and interest in and to all of the following assets of the Sellers (a) all Intellectual Property Rights owned by the Sellers and used in connection with the Business (including but not limited to the JR Brands and the JR Logos), together with the right to create additional Intellectual Property Rights, brands and logos based on the foregoing; (b) the personal name, image, and likeness of Judith Ripka as an individual; (c) the JR Archives; (d) the fixed assets set forth on Schedule 1.1(a); (e) customer lists of Sellers, (f) the domain names and URLs set forth on Schedule 1.1(b), (g) all rights necessary to transfer e-commerce rights to the Buyers related to the JR Brands and (h) all rights to the Acquired Assets, including all goodwill in connection therewith, except as otherwise limited herein; provided, however, notwithstanding anything to the contrary herein, the Acquired Assets shall not include any Excluded Assets or the Retained Media Rights.

“Affiliate” of any Person means any Person which, directly or indirectly controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” is defined in the preamble.

“Allocation Schedule” is defined in Section 3.6.

“Appearance” shall mean a one hour appearance on QVC’s Direct Response Television Programs (as defined in the Buyer QVC Agreement), with the schedule of such Appearances to be mutually determined by XCel and QVC, subject to JR’s schedule.

“Balance Sheet” is defined in Section 4.4(a).

“Bills of Sale” means one or more Bills of Sale, in the form attached hereto as Exhibit A, transferring to JRL all tangible assets included in the Acquired Assets.

“Business” means the licensing, promotion via any form of media, and marketing of the JR Brands or the Judith Ripka image and likeness for any commercial use relating to the manufacture, sale and/or distribution of clothing, related accessories and jewelry, home goods (i.e., home furnishings, home décor, tabletop, cookware and kitchen prep items, but not, for the sake of clarity, fine art including sculpture), food products and any and all other goods and services.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Buyers” is defined in the preamble.

“Buyer Disclosure Schedule” is defined in the first paragraph of Article V.

“Buyer Indemnified Parties” is defined in Section 7.2.

2

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the Acquired Assets, business, liabilities, results of operations or financial condition of the Buyers taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by any of the Buyers of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Buyer Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or the Buyers’ industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Buyers; (b) changes that are solely the result of factors generally affecting the industries or markets in which any of the Buyers operate, in each case except where such condition has a disproportionate effect on the Buyers; (c) changes in Legal Requirements or the interpretation thereof; or (d) any action required to be taken pursuant to this Agreement; (e) the announcement or pendency of the transactions contemplated by this Agreement; (f) changes (or proposed changes) in, or the interpretation of, GAAP; or (g) the taking of or omission to take any action, which action or omission is required, permitted or contemplated by this Agreement or consented to by Sellers.

“Buyer QVC Agreement” means the agreement to be entered into by and between QVC on the one hand and JRL, XCel and JR on the other hand, substantially in the form attached hereto as Exhibit B.

“Cap” is defined in Section 7.4(b).

“Claim” is defined in Section 8.11(a).

“Claim Notice” is defined in Section 7.7.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“COBRA” means Section 4980B of the Code, Sections 601 through 608, inclusive, of ERISA and any applicable similar state laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competes with the Business” means to participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes (as publicly announced or announced to the Sellers) to engage in the Business. For purposes of this definition, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as an owner, stockholder, partner, member, joint venturer, creditor, sole proprietor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise).

3

“Confidential Information” means confidential data and confidential information, without regard to form (including, but not limited to, technical or nontechnical data, algorithms, formulas, compilations, programs, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers) which is not (x) known to the competitors of the Business or (y) known or available to the public. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by the protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was lawfully and rightfully disclosed to recipient by another Person, or (z) that is required to be disclosed by Legal Requirement or Decree or requested to be disclosed by a Governmental Authority without the availability of applicable protective orders or treatment. Following the Closing, all Seller Information shall be deemed to be Confidential Information of Buyers.

“Contract” means any agreement, contract, license, sublicense, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, partnership agreement or other arrangement, understanding or commitment, whether written or oral and including any right or obligation under any of the foregoing.

“Core Representations” is defined in Section 7.1.

“Damages” is defined in Section 7.2.

“Decreased Cap” is defined in Section 7.4(b).

“Decree” means any final, non-appealable judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, or any other order of any Government Authority.

“Earn-Out Reconciliation” is defined in Section 3.4(b).

“Earn-Out Shares” is defined in Section 3.4(a).

“Earn-Out Value” is defined in Section 3.4(a).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as previously, now or hereafter in effect.

4

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any trades or business (whether or not incorporated) that are treated as a single employer with such entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.3.

“Financial Statements” is defined in Section 4.4(a).

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Government Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, including any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any judicial authority (or any department, bureau or division thereof).

“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Authority or pursuant to any Legal Requirement.

“Indemnified Party” is defined in Section 7.3.

“Indemnifying Party” is defined in Sections 7.2 and 7.3.

“Initial Shares” is defined in Section 3.3.

“Insurance Policies” is defined in Section 4.17.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, proprietary designs and design processes, trade dress, trade names, personal names, images and likenesses, product configuration, corporate names, logos, insignias and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, Internet websites, and URLs; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, manufacturing or raw material sources, research and development information, sketches and drawings (including preliminary and technical sketches and drawings), specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) product designs, configurations, and material and color specifications and combinations, (vii) manufacturing molds, techniques, and processes (viii) all other intellectual property; (ix) any goodwill associated with each of the foregoing;

5

“Intellectual Property Assignments” means one or more Intellectual Property Assignment Agreements, in the form attached hereto as Exhibit C, transferring to JRL all Intellectual Property included in the Acquired Assets.

“Interim Reports” is defined in Section 4.4(a).

“Inventory” means inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods.

“IRS” means the United States Internal Revenue Service.

“IT Software” is defined in Section 4.19(b).

“JR” is defined in the preamble.

“JR Archives” means, computer-aided designs, designs, drawings, paintings, illustrations, patterns, fabrics, artwork, advertising, press books and other books, prints, video and audio related to the JR Brands, all original sketches or drawings of any kind, and all other such materials that primarily relate to the Business, including, but not limited to, all archives. JR Archives shall include, to the extent such items are in the possession of Sellers on the date hereof or are otherwise created by Sellers on behalf of Buyers, catalogued images (at least four views of each item) of all archived items, all original sketches and drawings and all molds.

“JR Brands” means the brand names “Judith Ripka,” “Judith Ripka Sterling Collection,” and any derivations of such brand names as have been used by the Sellers prior to the date hereof.

“JR Creations” is defined in the preamble.

“JR Future Brands” means any brand created in the future using the Judith Ripka personal name, image and/or likeness for any commercial use which may infringe on Buyers’ rights as contemplated herein.

“JR Employment Agreement” means an employment agreement between XCel and JR in the form attached hereto as Exhibit D.

“JR Logos” means the logos associated with the JR Brands.

“Knowledge” means, with respect to the Sellers, either the actual knowledge of JR and Ronald Berk or the knowledge that JR or Ronald Berk should have discovered or otherwise become aware of in the ordinary course of carrying out his or her duties in a reasonable and professional matter in connection with the Business. With respect to the Buyers, the actual knowledge, after reasonable due inquiry, of Robert D’Loren, Seth Burroughs and James Haran. The terms “know” and “knows” and like terms will have correlative meanings.

6

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, executive order, administrative order, statute or treaty.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“License Agreement” means any Contract between a Party and any Person pursuant to which such Party has granted such Person the right to design, manufacture, sell or distribute goods under or using the JR Brands and/or any JR Future Brand.

“Liens” means any liens, pledges, claims, encumbrances, hypothecations, mortgages, charges, options, preemptive rights, rights of first refusal or similar rights, title retention agreements, easements, encroachments, leases, subleases, covenants, security interests and restrictions and encumbrances of any kind or nature whatsoever.

“Lock Up Agreement” means the Lock Up Agreement attached here to as Exhibit E.

“Material Contracts” is defined in Section 4.16(a).

“Mercury” means Mercury Distribution, S.A..

“Multiemployer Plan” is defined in Section 3(37) of ERISA.

“Net Royalty Income” means booked royalties under License Agreements related to the Acquired Assets and entered into by a Buyer on or after the Closing Date, including, but not limited to the Wholesale License Agreement, less advertising royalties, design fees, commissions paid to third parties, payments under royalty sharing or participation agreements, and international withholding or other transfer taxes, in each case to the extent related to such booked revenue, calculated in accordance with GAAP; provided, however, that, (i) Net Royalty Income shall not include (A) any revenues resulting from direct-response television sales or (B) any amounts booked by Buyer but paid or payable to a Seller pursuant to any License Agreement, and (ii) in the event of the termination of a License Agreement, the calculation of Net Royalty Income shall not include any revenue accelerated as a result of termination for which termination the Buyers have not received the related payment.

“Note Shares” means those XCel Shares issuable upon conversion of the Promissory Notes.

7

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Documents” means with respect to any entity, the certificate of incorporation, bylaws, certificate of formation, operating agreement or other governing documents of such entity.

“Party” or “Parties” have the meaning set forth in the preamble.

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty, and (ii) any carrier’s, warehousemen’s, mechanic’s, materialmen’s or repairmen’s Lien incurred in the Ordinary Course of Business and not yet delinquent and that does not result from the violation or breach of, or default under, any Legal Requirement or Contract.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, firm, joint stock company, trust, unincorporated association, joint venture or other entity or a Government Authority.

“Proceeding” means any action, claim, cause of action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, whether at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, and whether before any Government Authority or arbitrator.

“Promissory Notes” is defined in Section 3.3(i)(2).

“Purchase Consideration” is defined in Section 3.2.

“QVC” means QVC, Inc., a Delaware corporation.

“Related Agreements” means, collectively, the Wholesale License Agreement, the Promissory Notes, the Intellectual Property Assignments, the Voting Agreement, the Lock Up Agreement, the Bills of Sale, the Buyer QVC Agreement and the Sublease.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Period” is defined in Section 6.3(a).

“Retained Media Rights” is defined in Section 2.4.

“Royalty Target Period” means each one year period commencing on October 1 during the period beginning on October 1, 2015 and ending on October 1, 2018.

“SEC” means the Securities and Exchange Commission.

8

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Sellers” is defined in the preamble.

“Seller Benefit Plan” is defined in Section 4.11(a).

“Seller Disclosure Schedule” is defined in the first paragraph of Article IV.

“Seller Indemnified Parties” is defined in Section 7.3.

“Seller Information” means any data and information relating to the Acquired Assets or the Business, including all information related to customers, suppliers, conditions or operations of the Business or any other activities, in each case which is confidential in nature and not generally known to the public.

“Seller Intellectual Property Rights” means all Intellectual Property Rights included in the Acquired Assets.

“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the Business, results of operations, liabilities, or financial condition of the Sellers taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by the Sellers of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, or shall be considered in determining whether there has occurred, a Seller Material Adverse Effect: (a) any circumstances, changes, effects or conditions that are solely the result of economic or political factors affecting the national, regional or world economy or the Sellers’ industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Sellers; (b) changes that are solely the result of factors generally affecting the industries or markets in which the Sellers operate, in each case except where such condition has a disproportionate effect on the Sellers; (c) changes in Legal Requirements or the interpretation thereof; (d) any action required to be taken pursuant to this Agreement; (e) the announcement or pendency of the transactions contemplated by this Agreement; (f) changes (or proposed changes) in, or the interpretation of, GAAP; (g) the taking of or omission to take any action, which action or omission is required, permitted or contemplated by this Agreement or consented to by Buyers; or (h) any failure to meet any projections, forecasts or estimates of revenue, earnings, cash flow or cash position.

“Seller QVC Agreement” means the agreement dated March 24, 1999 by and between QVC, Kress Products, Inc., and JSB Marketing Corp.

“Sellers’ Representative” means JR.

“Straddle Period” is defined in Section 6.2(b).

9

“Sublease” means that certain sublease entered into between XCel as lessor and JR or her affiliate as lessee for space at XCel’s principal offices, in the form attached hereto as Exhibit F.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Survival Date” is defined in Section 7.1.

“Tax” means (i) any tax (including, without limitation, any income tax, franchise tax, margin tax, branch profits tax, capital gains tax, alternative or add-on minimum tax, estimated tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax, escheat or abandoned property liability), and any related fine, penalty, interest or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Government Authority or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax and (ii) any transferee, successor or other liability in respect of the taxes of another Person (whether by contract or otherwise).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Authority in connection with the determination, assessment, collection or payment of any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” is defined in Section 7.6(b).

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

“Transfer Taxes” is defined in Section 6.2(a).

“Voting Agreement” means the Voting Agreement attached hereto as Exhibit G.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the XCel Shares are then listed or quoted on a nationally recognized securities exchange, “VWAP” shall mean the daily volume weighted average price of the XCel Shares for such date (or the nearest preceding date) on such securities exchange as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b) if both (x) the XCel Shares are not listed or quoted on a nationally recognized securities exchange but are listed or quoted on the OTC Bulletin Board, and (y) the volume of XCel Shares traded on the OTC Bulletin Board exceeded 200,000 XCel Shares on such date, “VWAP” shall mean either (i) the volume weighted average price of the XCel Shares for such date (or the nearest preceding date) on the OTC Bulletin Board or (ii) if prices for the XCel Shares are then reported in the “Pink Sheets,” the “Grey Sheets” or other similar designation published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the XCel Shares so reported; or (c) in all other cases, “VWAP” shall mean the fair market value of the XCel Shares as agreed in good faith by XCel and JR or, if such agreement cannot be reached through good faith negotiations, a value determined by a recognized valuation firm reasonably acceptable to both XCel and JR, with the costs of such valuation firm to be shared equally between XCel and JR.

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“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Wholesale License Agreement” means the agreement in the form attached hereto as Exhibit H to be entered into by and between the Sellers or a successor thereto and JRL.

“XCel” is defined in the preamble.

“XCel Reports” is defined in Section 5.3.

“XCel Shares” means the shares of common stock of XCel.

“Year End Financials” is defined in Section 4.4(a).

1.2         Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

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(b) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II
Purchase and Sale of Assets

2.1         Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, as of the Closing, the Sellers hereby sell, assign, convey, transfer and deliver to JRL, and JRL hereby purchases and takes assignment and delivery from the Sellers, all of Sellers’ right, title and interest in and to the Acquired Assets, free and clear of all Liens other than Permitted Liens.

2.2         No Other Assets Acquired. Pursuant to this Agreement, no Buyer is acquiring, and the Sellers shall retain, any assets, rights and properties other than the Acquired Assets, including, without limitation, (a) cash and cash equivalents including checking accounts, bank accounts, lock box numbers, uncashed checks, marketable securities, commercial paper, certificates of deposit and other bank deposits, and treasury bills, (b) all assets directly related to the operation of the Sellers’ wholesale jewelry business and retail store operation, including all computers and Inventory, (c) all Accounts Receivable of the Sellers, (d) all insurance policies and all rights of every nature (including proceeds) under or arising out of such policies, (e) all personnel records and other records that Sellers are required by Legal Requirement to retain in their possession or are not permitted under Legal Requirement to provide to Buyers, (f) all records prepared in connection with the sale of the Acquired Assets, and (g) all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related exclusively or primarily to any Excluded Assets or Excluded Liabilities (collectively, the “Excluded Assets”).

2.3         No Liabilities Assumed. The Buyers are not agreeing to, and shall not, assume any Liability, undertaking, expense or Contract of the Sellers of any kind, character or description, whether absolute, contingent, known, unknown, accrued, liquidated, unliquidated, executory or otherwise, and whether arising prior to or following the Closing, and the execution and performance of this Agreement shall not render the Buyers liable for any such Liability, undertaking, expense or Contract (all of such liabilities and obligations shall be referred to herein as the “Excluded Liabilities”).

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2.4         Retained Media Rights. Notwithstanding anything to the contrary in this Agreement or any Related Agreement, JR shall, other than for the purpose of promoting or selling any goods, products and/or services under the JR Brands, including pursuant to the Buyer QVC Agreement (except for the exercise of the Retained Media Rights under her own name and except for the activities contemplated by the Wholesale License and the distribution of existing Inventory pursuant to Section 6.11), retain the right to be involved with, and retain any compensation from her participation in, or contribution to, theater and motion pictures and entertainment shows that air on television (other than direct shopping shows or any other direct-response television), film, radio, the internet and/or any other medium, appearances, the sale of fine art and sculpture to bona fide galleries, books, blogs and other publications, including the right to author or co-author autobiographical books and/or memoirs, and any and all marketing and promotion fees, (the “Retained Media Rights”), subject to the following: (i) the Sellers and their Affiliates, including JR personally, shall not utilize the JR Brands and/or the JR Future Brands (including the “Judith Ripka” name, image or likeness) in connection with any activity that Competes with the Business or in connection with the promotion or selling of any goods, products or services other than in connection with the Retained Media Rights, except in connection with the business contemplated by the Wholesale License and the distribution of existing Inventory pursuant to Section 6.11, (ii) no Seller or any Affiliate thereof, including JR personally, shall violate Section 6.9(a) (Nondisparagement) and (iii) any use of social media that is operated under the JR Brands or the JR Future Brands (including the “Judith Ripka” name, image or likeness), including any social media operated by or on behalf of JR personally, must be approved by written consent of the Buyers (which consent shall not be unreasonably withheld). The Buyers acknowledge and agree that nothing in this Section 2.4 shall restrict any Seller or Affiliate thereof with respect to any activity that does not utilize the JR Brands or the JR Future Brands (including JR’s name, image or likeness). JR shall use commercially reasonably efforts to notify the Buyers of any participation by JR in any project that utilizes the JR Brands or the JR Future Brands (including JR’s name, image or likeness). The Buyers hereby grant to JR a perpetual, royalty-free license to use her name, likeness and image in order to exercise the Retained Media Rights in accordance with this Section 2.4.

ARTICLE III
Purchase Consideration; Payment

3.1         The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via facsimile or other electronic exchange of documentation or at the offices of Blank Rome, LLP (or such other location as shall be mutually agreed upon by the Sellers and Buyers) on the date hereof (the “Closing Date”). The effective time of the Closing shall be deemed to be 11:59 p.m. on the Closing Date.

3.2         Purchase Consideration. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Sellers contained herein, and in payment and consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets by the Sellers to the Buyers, the Buyers shall pay to the Sellers the consideration described in Sections 3.3 and 3.4 (the “Purchase Consideration”), payable as and when therein provided.

3.3         Payment Of Purchase Consideration.

(a) At Closing, the Buyers shall pay a portion of the Purchase Consideration as follows:

(1)         Buyers shall pay to the Sellers, Eleven Million, Nine Hundred Seventy Four Thousand Seven Hundred and Fifty Two and 91/100 United States Dollars ($11,974,752.91) in cash, by wire transfer of immediately available funds to the accounts previously designated by Sellers’ Representative;

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(2)         Buyers shall deliver to JR two promissory notes, each in the form attached hereto as Exhibit I, each in the principal amount of Three Million United States Dollars ($3,000,000) (the “Promissory Notes”); and

(3)         XCel shall issue and deliver to JR Five Hundred Seventy One Thousand, Four Hundred Twenty-Nine (571,429) XCel Shares (the “Initial Shares”), free and clear of all Liens, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind, other than those created or existing pursuant to applicable securities laws or pursuant to this Agreement or any Related Agreement.

(b) On or before October 1, 2014, Buyers shall, subject to Section 3.3(d), pay a portion of the Purchase Consideration equal to One Million United States Dollars ($1,000,000) (the “Initial Holdback Amount”) in cash, by wire transfer of immediately available funds to the accounts previously designated by Sellers’ Representative.

(c) On or before April 1, 2015, Buyers shall, subject to Section 3.3(d), pay a portion of the Purchase Consideration equal to One Million One Hundred Ninety Thousand Two Hundred and Forty Seven and 09/100 United States Dollars ($1,190,247.09) (the “Second Holdback Amount” and, together with the Initial Holdback Amount, the “Holdback Amount”) in cash, by wire transfer of immediately available funds to the accounts previously designated by Sellers’ Representative.

(d) Notwithstanding the provisions of Sections 3.3(b) and (c) to the contrary, if JRL’s senior lender does not approve all or any portion of the payment of the Holdback Amount in cash, XCel shall issue and deliver to JR on the date on which the applicable Holdback Amount is required to be paid to JR XCel Shares (the “Holdback Shares”), the number of XCel Shares to be determined based on such Holdback Amount divided by the VWAP for the last twenty (20) Business Days prior to the date on which such Holdback Amount is required to be paid to JR by the Buyers.

3.4         Earn-Out.

(a) Following the Closing and as additional consideration for the sale and purchase of the Acquired Assets as contemplated by the terms and conditions of this Agreement, Sellers shall be entitled to receive from the Buyers (subject to the terms and conditions set forth in this Section 3.4) at XCel’s sole discretion, either cash or additional XCel Shares (the “Earn-Out Shares”) in either case with a value (the “Earn-Out Value”) of up to Five Million United States Dollars ($5,000,000). The Earn-Out Value shall be calculated for each Royalty Target Period as the amount, if any, of (A) Net Royalty Income for such Royalty Target Period in excess of One Million United States Dollars ($1,000,000.00), less (B) the sum of all Earn-Out Value paid for any prior Royalty Target Periods, if any. The maximum Earn-Out Value that may be paid for all Royalty Target Periods is Five Million United States Dollars ($5,000,000).

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(b)         Procedure for Earn-Out. As soon as practicable after the end of each Royalty Target Period, but in no event later than 30 days following the end of each Royalty Target Period, Buyers shall deliver to Sellers’ Representative on behalf of the Sellers: (i) a statement prepared by XCel of the calculation of the Earn-Out Value for the previous Royalty Target Period and, if applicable, the number of XCel Shares to be issued to the Sellers pursuant to this Section 3.4; and (ii) supporting documentation of the determination of Net Royalty Income for the previous Royalty Target Period (collectively, (i) and (ii), the “Earn-Out Statement”). The Earn-Out Statement shall be prepared in accordance with sound business practices and in accordance with the books and records of Buyers used to prepare the financial statements of XCel. Upon delivery of the Earn-Out Statement, XCel shall (A) pay to JR on behalf of Sellers, in cash, an amount equal to the Earn-Out Value set forth in such Earn-Out Statement, or (B) issue to JR on behalf of Sellers, free and clear of all Liens, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind, other than those created or existing pursuant to applicable securities laws or pursuant to this Agreement or any Related Agreement, a number of Earn-Out Shares equal to the quotient obtained by dividing (x) the Earn-Out Value earned by the Sellers for the then applicable Royalty Target Period, by (y) the greater of (A) the VWAP for the last twenty (20) Business Days of the then previous Royalty Target Period or (B) $7.00. The Sellers acknowledge and agree that (i) there is no guarantee that the Buyers shall achieve Net Royalty Income at sufficient levels for the Sellers to receive Earn-Out Shares, (ii) the Sellers shall not hold the Buyers responsible for failing to achieve the Net Royalty Income targets required to receive Earn-Out Shares and (iii) the Sellers are not relying on any information from the Buyers in determining the requirements to achieve the Earn-Out Shares. The Sellers hereby waive and indemnify the Buyers from any claims as a result of the failure of the Buyers to achieve Net Royalty Income at sufficient levels for the Sellers to receive Earn-Out Shares.

(c)         Seller’s Representative and her representatives shall have sixty (60) days following receipt of each Earnout Statement (the sixtieth (60th) day following Seller’s Representative’s receipt of an Earnout Statement, the “Earnout Review Deadline”) to review the same. If Seller’s Representative disagrees with any Earnout Statement, Seller’s Representative shall notify XCel in writing of such disagreement on or prior to the applicable Earnout Review Deadline, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and, to the extent practicable, the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement (each such notice, an “Earnout Disagreement Notice”). During Seller’s Representative’s review of such Earnout Statement, XCel shall provide Seller’s Representative and her representatives with reasonable access during normal business hours to any books, work papers, schedules or records (including the books, work papers, schedules and records of any accountants, independent auditors or other agents of Buyers or their Affiliates) used in the preparation of the Earnout Statement, to the personnel who prepared or assisted in the preparation of the Earnout Statement and to other employees of or advisors to Buyers or their Affiliates to the extent access is reasonably required for Seller’s Representative and her representatives to assess the accuracy and acceptability of the Earnout Statement. If Seller’s Representative fails to deliver an Earnout Disagreement Notice on or prior to the applicable Earnout Review Deadline, Seller’s Representative shall have waived her right to contest, and shall be deemed to have agreed to, such Earnout Statement and the Net Royalty Income, Earn-Out Value and number of Earn-Out Shares as shown thereon.

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(d)         Resolution of Disputes.

(i)         If Seller’s Representative delivers to XCel an Earnout Disagreement Notice with respect to an Earnout Statement on or prior to the applicable Earnout Review Deadline, XCel and Seller’s Representative shall, within thirty (30) days following the date of such notice (each such period, an “Earnout Resolution Period”), negotiate in good faith to resolve their differences and any written resolution by them as to any disputed item or amount shall be final and binding for all purposes under this Agreement. If, at the conclusion of such Earnout Resolution Period, XCel and Seller’s Representative are unable to resolve all disagreements identified by Seller’s Representative, then such disagreements shall be submitted within five (5) Business Days after the expiration of the Earnout Resolution Period for final and binding resolution to an independent accounting firm of nationally or regionally recognized standing that is acceptable to XCel and Seller’s Representative and that has not rendered services to any of XCel or Sellers or any of their respective Affiliates, within twelve (12) months prior to the date hereof or prior to the date of its proposed retention under this Agreement (such accounting firm, the “Accounting Arbitrator”).

(ii)         The Accounting Arbitrator shall only consider those items and amounts set forth in the applicable Earnout Statement as to which XCel and Seller’s Representative have disagreed and must resolve the matter in accordance with the terms and provisions of this Agreement and shall deliver to XCel and Seller’s Representative, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. XCel and Seller’s Representative agree to execute, if requested by the Accounting Arbitrator, a reasonable engagement letter. XCel and Seller’s Representative will cooperate with the Accounting Arbitrator during its engagement.

(iii)         The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. XCel and Seller’s Representative shall provide copies to one another of all written submissions to the Accounting Arbitrator and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Accounting Arbitrator. XCel and Seller’s Representative shall each use reasonable commercial efforts to make its presentations as promptly as practicable following submission to the Accounting Arbitrator of the disputed items (but in no event later than fifteen (15) days after engagement of the Accounting Arbitrator), and XCel and Seller’s Representative shall each be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Accounting Arbitrator. In deciding any matter or item in dispute, the Accounting Arbitrator shall be bound by the provisions of this Section 2.6. No party shall disclose to the Accounting Arbitrator, and the Accounting Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed in writing by the parties.

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(iv)         The determination of the Accounting Arbitrator shall be final and binding upon XCel and Seller’s Representative, absent manifest error by the Accounting Arbitrator. The determination of the Accounting Arbitrator shall not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute. Judgment may be entered upon the determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Arbitrator shall be borne by the Seller’s Representative, on the one hand, and XCel, on the other hand, based upon the percentage that the amount not awarded to the Seller’s Representative or XCel bears to the amount actually contested by the Sellers’ Representative or XCel.

(v)         For each Royalty Target Period, the date on which the Net Royalty Income and Earn-Out Value is finally determined in accordance with this Section 3.4(d) is hereinafter referred to as the “Earnout Determination Date.” Within ten (10) Business Days following the Earnout Determination Date with respect to any Royalty Target Period, if the Earn-Out Value as finally determined is greater than the Earn-Out Value set forth in the applicable Earn-Out Statement, XCel shall (A) pay to JR on behalf of Sellers, in cash, an amount equal to such excess Earn-Out Value, or (B) issue to JR on behalf of Sellers, free and clear of all Liens, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind, other than those created or existing pursuant to applicable securities laws or pursuant to this Agreement or any Related Agreement, a number of Earn-Out Shares equal to the quotient obtained by dividing (x) such Excess Earn-Out Value by (y) the VWAP for the twenty (20) Business Days prior to the Earnout Determination Date.

(e)         During each Royalty Target Period, (i) Buyers shall owe a duty of good faith and fair dealing to Sellers with respect to the conduct of the business, operations and affairs related to the Acquired Assets in relation to Sellers’ entitlement to and opportunity to be paid Earnout Consideration; (ii) neither Buyer shall take any action with respect to the business, operations or affairs related to the Acquired Assets with the intent or purpose of reducing Net Royalty Income in any Royalty Target Period; and (iii) Buyers shall maintain complete and accurate books and records sufficient to support, accurately compute and document Net Royalty Income for each Royalty Target Period in accordance with GAAP and this Agreement and in a manner consistent with sound business practices.

(f)         In addition, in the event Buyers divest all or substantially all of the Acquired Assets during the Royalty Target Period, Buyers shall ensure that the acquirer agrees to be bound by the provisions of this Section 3.4 and to pay all amounts due to Sellers pursuant to this Section 3.4 in cash.

3.5         Closing Deliveries.

(a) At Closing, the Buyers shall take the following actions:

(i)         Each of the Buyers shall execute and deliver to Sellers each of the Related Agreements to which it is party.

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(ii)        XCel shall execute and deliver to Sellers the JR Employment Agreement.

(iii)       JRL shall procure and have in place a binding commitment from an insurance provider for (A) key man insurance on the life of JR, for an amount equal to Twelve Million United States Dollars ($12,000,000) and (B) disability insurance for JR, with JR as beneficiary, for an amount equal to Four Million United States Dollars ($4,000,000).

(iv)       The Buyers shall deliver to Sellers certified copies of the resolutions of each Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements (as applicable) and the consummation of the transactions provided for herein and therein.

(v)        The Buyers shall deliver the Purchase Consideration to JR, JR Creations, JR Companies, JR Designs and JSB, as specified in Section 3.3, provided, however that the certificates representing the Initial Shares shall be delivered on JR’s behalf directly to QVC.

(b) At Closing, the Sellers shall take the following actions:

(i)         Each of the Sellers shall execute and deliver to the Buyers each of the Related Agreements to which it is party.

(ii)        JR shall execute and deliver to the Buyers the JR Employment Agreement.

(iii)       Sellers shall deliver to Buyers evidence of the termination of the Seller QVC Agreement.

(iv)       Sellers shall deliver to Buyers payoff letters, in form and substance satisfactory to Buyers, from Rosenthal & Rosenthal, Inc., which provide that upon receipt of the funds specified therein all Liens held by such Person on the Acquired Assets shall be automatically released.

(v)        Sellers shall deliver to Buyer evidence that all Liens on the Acquired Assets held by HSBC Bank USA, National Association, have been released.

(vi)       Sellers shall deliver to Buyers a release, in form and substance satisfactory to Buyers, from each of Pranda Jewelry PCL and Thai Jewelry Manufacturer Co., Ltd., releasing Sellers and their Affiliates from all Liabilities in consideration for and contingent upon the assignment by JR of a Promissory Note to such Person.

(vii)      Sellers shall deliver to Buyers certified copies of the resolutions of the Sellers, other than JR, authorizing the execution, delivery, and performance of this Agreement and the Related Agreements (as applicable) by the Sellers and the consummation of the transactions provided for herein and therein.

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(viii)     Sellers shall deliver to Buyers a receipt for the Purchase Consideration.

(ix)        Each Seller shall deliver to Buyers a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in the form required under treasury regulations issued pursuant to Code §1445 stating that no Seller is a foreign person as defined in Code §1445.

(x)        Sellers shall deliver to Buyers all files, documents, or instruments in the possession of Sellers or their Affiliates necessary to the preservation and maintenance of the Seller Intellectual Property Rights.

3.6         Allocation. The Purchase Consideration and any other consideration paid by Buyers pursuant to this Agreement, in each case to the extent treated as purchase price for U.S. federal income tax purposes, will be allocated among the Acquired Assets for tax purposes in a mutually agreed upon manner, consistent with Code Section 1060 and the regulations promulgated thereunder, based upon the fair market values of such assets consistent with an allocation schedule to be determined in the reasonable good faith judgment of XCel, within 60 calendar days after the Closing Date, subject to the approval of JR, on behalf of Sellers, which approval shall not be unreasonably withheld or delayed (the “Allocation Schedule”). Each of the Parties hereto agrees that: (i) none of the Parties shall take a position on any Tax Return (including IRS Form 8594, if applicable) that is in any way inconsistent with the Allocation Schedule without the written consent of the other Parties or unless specifically required by an applicable Government Authority; and (ii) each party shall promptly notify each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Schedule. Notwithstanding the foregoing, nothing contained herein shall prevent the Buyers or the Sellers from settling any proposed deficiency or adjustment assessed against it by any Government Authority based upon or arising out of the Allocation Schedule, and neither the Buyers nor the Sellers shall be required to litigate before any court any such proposed deficiency or adjustment by any Government Authority challenging the Allocation Schedule.

3.7         Accounts Receivable and Other Payments.

(a) The Sellers shall promptly forward to the Buyers any and all proceeds relating to the Acquired Assets, including any payments required to be paid to JRL pursuant to the Buyer QVC Agreement, that are received by the Sellers following the Closing Date to the extent such proceeds relate to a period beginning after the Closing Date and do not relate to Sellers’ activities under the Wholesale License.

(b) The Buyers shall promptly forward to the Sellers any and all proceeds relating to the Excluded Assets, including any payments required to be paid to the Sellers pursuant to the Seller QVC Agreement, that are received by the Buyers following the Closing Date to the extent such proceeds relate to a period ending on or prior to the Closing Date.

(c) To the extent that either the Sellers or the Buyers receives payment in respect of Accounts Receivable from any Person, such Accounts Receivable shall be allocated based upon the oldest Accounts Receivable first regardless of whether a particular Account Receivable is identified for payment. Schedule 3.7 sets forth a complete and accurate statement of the Seller Accounts Receivable due and owing the Sellers as of the Closing Date.

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(d) Each Party shall provide the other Parties with reasonable access to its books and records in accordance with Section 6.5 for the purpose of verifying any funds required to be paid pursuant to this Section 3.7.

ARTICLE IV
Representations and Warranties of the Sellers

The Sellers hereby jointly and severally represent and warrant to each of the Buyers that the statements contained in this Article IV are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”), which Seller Disclosure Schedule sets forth the Sellers’ disclosures identified by the Sellers.

4.1         Organization and Good Standing. Each Seller, other than JR, is an entity, duly formed, validly existing and in good standing under the laws of the state of its formation. The capitalization of each Seller, other than JR, is listed on Schedule 4.1, and no other members or owners of any Seller, other than JR, exist. Each Seller, other than JR, has all requisite power and authority to own, lease and operate its assets and properties and to carry on the Business as currently conducted. Each Seller, other than JR, is duly qualified and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by such Seller or the nature of the Business conducted by such Seller makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. No Seller has any Subsidiaries.

4.2         Enforceability; Authority. Each Seller has all requisite power and authority to execute and deliver this Agreement and each other Related Agreement to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved, and no other action on the part of any Seller is necessary to authorize the execution, delivery and performance of this Agreement or any Related Agreement to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Seller and constitutes, and, with respect to each other Related Agreement to which a Seller is a party, upon its execution and delivery by such Seller, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Buyers and/or the other Parties thereto, a valid and binding obligation of such Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.3         Consents; Approvals. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby do not and will not:

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(a) violate or conflict with the provisions of the Organizational Documents of any Seller;

(b) violate any Legal Requirement or Decree to which any Seller is subject or by which any of its material properties or assets are bound;

(c) require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority; or

(d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract or any other instrument or obligation to which any Seller is a party, or by which it or any of their respective properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, have not had, and would not reasonably be expected, individually or in the aggregate, to have, a Seller Material Adverse Effect.

4.4         Financial Statements.

(a) The Sellers have delivered to the Buyers (i) certain audited financial statements with respect to the Business as of December 31, 2011 and 2012 (the “Year End Financials”), (ii) an unaudited balance sheet of the Business as of November 30, 2013 and the related unaudited statements of operations and cash flows for the eleven (11) months ended November 30, 2013 (the “Interim Reports”), and (iii) unaudited projected balance sheets of the Business as of December 31, 2013, January 31, 2014 and February 28, 2014 (the “Balance Sheets”) (the Balance Sheet, the Interim Reports and the Year End Financials, the “Financial Statements”). The Financial Statements are broken out by division and present fairly in all material respects the financial condition of the Business as of such date and the results of operations of the Business for such period, except that the Financial Statements may not contain all footnotes required by GAAP and, in the case of the Balance Sheets and the Interim Reports, are subject to normal year-end adjustments.

(b) Except as disclosed on Schedule 4.4(b), there are no material liabilities or obligations of Sellers in connection with the Business (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities and obligations (i) reserved for, accrued or disclosed on the Balance Sheets or which are of a nature not otherwise required by GAAP to be reserved against or reflected therein, (ii) those liabilities and obligations accrued after the date thereof in the Ordinary Course of Business, none of which arise out of a breach of any Contract, tort, infringement, claim, lawsuit or breach of warranty, (iii) which result from the obligations of the Sellers under or related to this Agreement or (iv) which are ongoing obligations of any Seller under any Contract.

(c) JSB Marketing Corp. has no Liabilities or creditors.

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4.5         Real Property. Schedule 4.5(a) sets forth a true and correct list of each Leased Real Property leased by the Sellers and used in connection with the operation of the Business. Except as set forth on Schedule 4.5(b), with respect to each of the Leases: (i) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (ii) neither any Seller nor, to the Sellers’ Knowledge, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

4.6         Title to Assets. Except as set forth on Schedule 4.6, the Sellers have good and marketable title to the Acquired Assets, free and clear of all Liens other than Permitted Liens. No Affiliate of any Seller, including JSB and JR Companies, has any ownership interest in any of the Acquired Assets. The Acquired Assets include all Intellectual Property Rights owned by Sellers or their Affiliates that are used in the conduct of the Business by Sellers and their Affiliates as of the Closing Date. Except as set forth on Schedule 4.19(b), the Acquired Assets include all material Intellectual Property Rights that are used in the conduct of the Business as of the Closing Date, except for commercially available or over-the-counter “shrink wrap” software packages.

4.7         Seller Accounts Receivable and Seller Accounts Payable. Except as set forth on Schedule 4.7(a), all Accounts Receivable and Accounts Payable of the Sellers reflected on the Balance Sheets (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied and consistent with past practices) are or shall be valid receivables or payables, as applicable, arising in the Ordinary Course of Business. The Sellers have no actual knowledge (without any duty of investigation) that such receivables are not collectible by the Sellers at the aggregate recorded amount therefor as shown on the Balance Sheets (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied and consistent with past practices). Except as set forth on Schedule 4.7, no Person has any Liens on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. Schedule 4.7(b) sets forth the inventory balance of the Sellers and their Affiliates on the Closing Date.

4.8         Solvency; Insolvency Proceedings. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of either of the Buyers. No Seller is currently subject to any insolvency proceedings of any kind, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Acquired Assets and, to the Sellers’ Knowledge, no such proceedings are threatened. JR is personally solvent and will remain solvent following the consummation of the transactions contemplated by this Agreement. No Seller has made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings.

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4.9         Taxes.

(a) All material Tax Returns required to be filed by or on behalf of each Seller with respect to the Acquired Assets have been timely filed and all Taxes shown as due thereon have been timely paid. No Seller is a beneficiary of any extension of time within which to file any Tax Return with respect to income Taxes. Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Sellers have paid all sales Tax amounts owed or owing. There are no Liens (other than Permitted Liens) on any of the assets of any Seller that arose in connection with the failure (or alleged failure) to pay any Tax.

(b) There is no material dispute or claim concerning any Tax liability of any Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the officers or managers of any Seller has knowledge based upon personal contact with any agent of such authority.

(c) No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) No Seller, with respect to the Acquired Assets, has any liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise (but excluding contracts entered into in the ordinary course of business and the primary subject of which is not Taxes).

(e) The aggregate unpaid Taxes of each Seller with respect to the Acquired Assets (i) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheets and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Sellers in filing their Tax Returns.

4.10       Labor Relations; Compliance.

(a) Each Seller has complied in all material respects with all applicable laws relating to the employment of labor. Except as set forth on Schedule 4.10, there are no Proceedings pending or, to the Sellers’ Knowledge, threatened against any Seller with respect to or by any employee or former employee of the Business and, to the Sellers’ Knowledge, there are no Proceedings pending or threatened against any employees or former employee of the Business with respect to such employee’s actions in connection with the Business. No Seller has engaged in any unfair labor practices.

(b) No Seller is a party to any collective bargaining agreement or relationship with any labor organization, and, to the Sellers’ Knowledge, there are no organizational efforts presently made or threatened by or on behalf of any labor union with respect to the employees of the Business. Within the last three (3) years, no Seller has experienced any union organization attempts, strikes, work stoppages, slowdowns, grievances, claims of unfair labor practices or other collective bargaining disputes, and none are underway or, to the Sellers’ Knowledge, threatened.

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(c)   With respect to the transactions contemplated hereby, any notice required under any law or collective bargaining agreement has been or prior to Closing will be given, and all bargaining obligations with any employee representative have been or prior to Closing will be satisfied. No Seller has implemented any layoff of employees that could implicate the WARN Act, or any similar state or local law, regulation or ordinance, and no such action will be implemented without advance notification to the Buyers.

(d)   To the Sellers’ Knowledge no executive or manager of any Seller (i) has any present intention to terminate his or her employment, or (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides a Seller that would be material to the performance of such employee’s employment duties, or the ability of the Seller to conduct the Business following the Closing.

4.11         Employee Benefits.

(a)   Schedule 4.11(a) lists each Employee Benefit Plan, and each other employment, severance, incentive, retention, consulting, change-in-control, fringe benefit, deferred compensation, or other compensatory plan, policy, agreement or arrangement which is maintained, contributed to or to which there is an obligation to contribute for the benefit of any current or former employee, director or other personnel of any Seller and/or any ERISA Affiliate of any Seller or with respect to which any Seller or any ERISA Affiliate of a Seller has or may have a direct or indirect liability (each a “Seller Benefit Plan”).

(b)   Each Seller Benefit Plan has been maintained and administered in all material respects in accordance with its terms and the provisions of applicable Legal Requirements, including ERISA and the Code.

(c)   Neither any Seller nor any ERISA Affiliate thereof contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or employee pension plan subject to Title IV of ERISA or Code Section 412 or has any liability, or indirect liability, including any liability on account of a “partial withdrawal” or complete withdrawal (as defined in ERISA Sections 4205 and 4203 respectively), under any Multiemployer Plan or under Title IV of ERISA.

(d)   Except as set forth in Schedule 4.11(d), the consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee, director or officer of any Seller to severance pay or any other payment or benefit, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

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4.12         Litigation; Decrees.

(a)   Except as set forth on Schedule 4.12(a), there is no material Proceeding pending or, to the Sellers’ Knowledge, threatened, against any Seller relating to any of the Acquired Assets or Business.

(b)   Except as set forth on Schedule 4.12(b), (i) there is no Decree to which any Seller or any of the Acquired Assets is subject, and (ii) each Seller is in compliance with each Decree to which it or its properties or assets are subject.

4.13         Compliance With Laws; Permits.

(a)   Except as set forth on Schedule 4.13, each Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership of the Acquired Assets. No Seller has received any written notice or to the Knowledge of the Sellers, oral notice, from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement applicable to the Business.

(b)   The Sellers possesses all Government Authorizations necessary for the ownership of their properties and the conduct of the Business as currently conducted, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. Further, (i) to the Sellers’ Knowledge, all such Government Authorizations are in full force and effect and (ii) no Seller has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

4.14      Operations of the Sellers.  Except as set forth on Schedule 4.14, since December 31, 2013, through the date of this Agreement, there has not been any change, event or condition of any character that has had or would reasonably be expected to have a Seller Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.14, since December 31, 2013, the Sellers have operated the Business in the Ordinary Course of Business, and during such time period, no Seller has:

(a)   sold, leased, transferred, or assigned any asset that would otherwise be included in the Acquired Assets;

(b)   entered into any Material Contract outside the Ordinary Course of Business which would have a material adverse effect on the Acquired Assets.

(c)   accelerated, terminated, made material modifications to, or cancelled any Material Contract related to the Acquired Assets in any material respect;

(d)   transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Right that would otherwise be included in the Acquired Assets, other than in the Ordinary Course of Business;

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(e)  engaged in any sales or promotional discount or other similar activities with customers (including, without limitation, materially altering credit terms) other than any such activities undertaken in accordance with the terms of its current License Agreements;

(f)   permitted to exist any Lien on any of the Acquired Assets, other than a Permitted Lien;

(g)  incurred any indebtedness for borrowed money or incurred or become subject to any material liability, except current liabilities incurred in the Ordinary Course of Business and liabilities under Contracts (other than liabilities for breach) entered into in the Ordinary Course of Business;

(h)  suffered any extraordinary losses or waived any rights of material value related to the Acquired Assets, whether or not in the Ordinary Course of Business;

(i)   become liable for any Damages in connection with, or become obligated to rescind or otherwise materially modify, any License Agreement; or

(j)   committed to do any of the foregoing actions.

4.15        Payment and Collections Practices; Customers and Suppliers.  Schedule 4.15(i) lists (a) the twenty (20) largest customers (by revenue) of the Business during the fiscal year ended December 31, 2013, and (b) the twenty (20) largest suppliers (by cost) of the Seller’s business during the fiscal year ended December 31, 2013. Except as set forth on Schedule 4.15(ii), Sellers have not been engaged in any material disputes with any customer or supplier since January 1, 2013, that would be reasonably expected to result in a material decrease in the quantity of items purchased from the Business or in the quantity of items made available for purchase by the Business, respectively.

4.16        Material Contracts.

(a)  Schedule 4.16(a) contains a complete and correct list identified by the Sellers, as of the date of this Agreement, of the following Contracts to which any Seller is a party or by which any Seller is bound (collectively, the “Material Contracts”):

(i)          any agreement (or group of related agreements) for the lease of personal property to or from a Person providing for lease payment in excess of $15,000 per annum, which is not terminable by the Sellers on less than ninety (90) days notice;

(ii)         any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $15,000;

(iii)        any License Agreement currently in effect;

(iv)        any agreement imposing continuing confidentiality obligations on any Seller;

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(v)         all executory contracts for capital expenditures with remaining obligations in excess of $15,000 in any year, which is not terminable by the Sellers on less than 90 days notice;

(vi)        all contracts containing covenants that in any way purport to limit the freedom of Sellers to engage in any line of business or to compete with any Person or in any geographical area;

(vii)       all severance, change of control or similar agreements or contracts with any employees;

(viii)      any agreements relating to the Seller Intellectual Property Rights;

(ix)         any purchasing or pricing agreements;

(x)          any design agreements; and

(xi)         any other agreement the performance of which involves consideration in excess of $15,000.

(b)  All Material Contracts are in full force and effect against the applicable Seller and true, correct and complete copies of all Material Contracts, including any amendments, waivers, supplements or other modifications thereto, have been made available to the Buyers. Except as disclosed in Schedule 4.16(b), to the Sellers’ Knowledge, no Seller is in violation or breach of or in default under any Material Contract. No Proceeding or event or condition has occurred or exists or, to the Sellers’ Knowledge, is alleged by any Person to have occurred or exist which, with notice or lapse of time or both, would constitute a default by any of the parties thereto of their respective obligations under a Material Contract (or would give rise to any right of termination or cancellation). To the Sellers’ Knowledge, no party to a Material Contract is in breach of a Material Contract, or has expressed in writing, orally, or through any other means of communication, plans to breach, terminate, re-negotiate, or fail to renew a Material Contract. The Closing of the transactions contemplated in this Agreement will not trigger any payments under a Material Contract outside of the Ordinary Course of Business, and will not cause the Sellers to be in breach of any Material Contract.

(c)  Schedule 4.16(c) lists each License Agreement submitted by Sellers or their Affiliates to a Person for execution since January 1, 2014 but not yet executed and delivered to the Sellers by such Person

4.17         Insurance. Schedule 4.17 sets forth an accurate and complete summary of each insurance policy providing for liability exposure (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any Seller is currently a party, a named insured or otherwise the beneficiary of coverage (“Insurance Policies”). All such Insurance Policies are in full force and effect. Since January 1, 2010, the Sellers have paid all premiums due thereunder and, except as set forth in Schedule 4.17, no notice (whether oral or written) of cancellation of any such coverage or increase in premiums thereof has been received by the Sellers.

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4.18         Environmental Matters. Except as set forth on Schedule 4.18, in the conduct of the Sellers’ Business and with respect to the ownership and operation of the Acquired Assets: (i) the Sellers have complied and are in compliance in all material respects with all Environmental and Safety Requirements; (ii) all Government Authorizations required under Environmental and Safety Requirements to be obtained by the Sellers are valid and in full force and effect, the Sellers have complied and are in compliance in all material respects with the terms and conditions of such permits and licenses; and (iii) no Seller is subject to any suit, investigation, inquiry or proceeding by or before any court or Government Authority under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities.

4.19         Intellectual Property.

(a)  Schedule 4.19(a) attached hereto sets forth a complete and correct list of (i) all registered trademarks or service marks owned by any Seller; (ii) all pending applications for registration of any trademarks or service marks owned by any Seller; (iii) all trade names, common law trademarks and unregistered marks owned and used by any Seller; (iv) all internet domain names and URLs registered or applied for by any Seller; (v) all factories where manufacturing molds and models are located and whether such models and molds are owned by such factories or any Seller, and (vi) all registered copyrights owned by any Seller.

(b)  Schedule 4.19(b) attached hereto sets forth a complete and correct list of: (i) all computer software licenses or similar agreements or arrangements to which any Seller or any of their Affiliates is party relating to information technology used in the Seller’s operation of its Business, other than license agreements for commercially available or over-the-counter “shrink wrap” software packages (“IT Software”); (ii) all other licenses or similar agreements or arrangements , in effect as of the date hereof, in which a Seller or its Affiliates are a licensee of Intellectual Property Rights that are related to or used in connection with, and in both cases material to, the Business, other than license agreements for commercially available or over-the-counter “shrink wrap” software packages; (iii) all licenses or similar agreements or arrangements in which a Seller or its Affiliates are a licensor of Intellectual Property Rights that are related to or used in connection with the Business; and (iv) all other agreements or similar arrangements to which any Seller or any of their Affiliates is party, in effect as of the date hereof, relating to the use of any of the Seller Intellectual Property Rights, including settlement agreements, consent-to-use or standstill agreements and stand-alone indemnification agreements.

(c)  Except as set forth on Schedule 4.19(c), (i) the Sellers own and possess all right, title and interest in and to the Intellectual Property Rights set forth in Schedule 4.19(a), and have a valid license under the agreements set forth in Schedule 4.19(b), or otherwise own and possess all right, title and interest in and to all other Intellectual Property Rights necessary for the operation of the Business as currently conducted, free and clear of all Liens, other than Permitted Liens, and (ii) no Seller has licensed any of the Intellectual Property Rights included in the Acquired Assets to any Third Party on an exclusive basis. Each of JSB and JR Companies does not, and has never had, any ownership interest in any of the Intellectual Property Rights included in the Acquired Assets. No Person other than JR has any ownership interest in the trademark “Judith Ripka” in any jurisdiction.

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(d)  Except as set forth on Schedule 4.19(d), (i) to the Sellers’ Knowledge, no Seller has infringed, diluted, misappropriated or otherwise conflicted with, and the operation of the Business as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any Person; (ii) no Seller has Knowledge of any facts which indicate a likelihood of any of the foregoing; (iii) no Seller has received any written notices regarding any of the foregoing (including any demands that a Seller is required to license any Intellectual Property Rights from any Person or any requests for indemnification from customers) and (iv) no Seller has requested nor received any written opinions of counsel related to the foregoing.

(e)  Except as set forth on Schedule 4.19(e), (i) to the Sellers’ Knowledge, no loss or expiration of any of the Seller Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for those rights expiring at the end of their current registration terms without renewal by a Seller (and not as a result of any act or omission by a Seller, including a failure by a Seller to pay any required maintenance or renewal fees); (ii) to the Sellers’ Knowledge, all of the Seller Intellectual Property Rights are valid and enforceable; (iii) no written claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Seller Intellectual Property Rights has been made against any Seller, is currently outstanding against any Seller or to the Knowledge of any Seller is threatened against any Seller; (iv) to the Knowledge of Sellers, no Seller has disclosed or allowed to be disclosed any of its trade secrets or confidential information to any Third Party other than pursuant to a written confidentiality agreement; and (v) each Seller has entered into written confidentiality agreements with all of their employees and independent contractors acknowledging the confidentiality of any trade secrets or other confidential information included in the Seller Intellectual Property Rights.

(f)  Except as set forth on Schedule 4.19(f), to the Sellers’ Knowledge, no Person has infringed, diluted or misappropriated any of the Seller Intellectual Property Rights and no Seller knows of any facts that indicate a likelihood of any of the same.

(g)  Except as set forth on Schedule 4.19(g), to the Sellers’ Knowledge all Seller Intellectual Property Rights were: (i) developed by employees of the Sellers working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Sellers as assignee that have conveyed to the Sellers ownership of all of such Person’s rights in the Intellectual Property Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Sellers obtained, in their reasonable good faith judgment representations, warranties and indemnities from the transferring party relating to the title to such Intellectual Property Rights.

(h)  Except as set forth in Schedule 4.19(h), none of the Sellers is party to any proceeding or outstanding decree, order, judgment, agreement or stipulation which restricts in any manner the use, transfer or licensing of the Seller Intellectual Property Rights, or which may affect the validity, use or enforceability of the Seller Intellectual Property Rights.

(i)   The Sellers have collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of the Sellers and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

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(j)   To the Knowledge of Sellers, each item of the Seller Intellectual Property Rights is valid, enforceable and subsisting in the United States and the jurisdictions set forth on Schedule 4.19(j). At the Closing, the Sellers will deliver to the Buyers all files, documents, or instruments necessary to the preservation and maintenance of the Seller Intellectual Property Rights.

(k)  No Seller owns, nor has pending, any patent applications or patents.

(l)   The Sellers are in material compliance with all terms and conditions of the Seller QVC Agreement and, to the Sellers’ Knowledge, there is no breach of the Seller QVC Agreement.

4.20         Affiliate Transactions. Except as set forth on Schedule 4.20: (a) there are no Contracts between a Seller, on the one hand, and any member, interest or right holder of such Seller, any immediate family member of any such member, interest or right holder, or any Affiliate of any of the foregoing, on the other hand related to the Acquired Assets; and (b) there are no Contracts between a Seller, on the one hand, and any employee or director or any immediate family member or Affiliate of any such person, on the other hand, relating to the Acquired Assets, other than employment agreements entered into in the Ordinary Course of Business.

4.21         Brokers or Finders. Except as set forth on Schedule 4.21, no agent, broker, firm or other Person acting on behalf of a Seller or, to the Sellers’ Knowledge, any of their Affiliates, is or will be entitled to any investment banking, commission, broker’s or finder’s fees from any of the Parties hereto, or from any Affiliate of any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement.

4.22         Suppliers. Neither the Sellers nor any Affiliates of the Sellers or, to the Sellers’ Knowledge, any of the Sellers’ employees, receives any fees or other consideration from any suppliers who supply products or services to the Business in exchange for which such Person is expected to, or actually attempts to, influence any act or decision of the Business, or otherwise assist such supplier in obtaining or retaining business or directing business to such supplier.

4.23         Powers of Attorney. Except as set forth on Schedule 4.23, there are no outstanding powers of attorney executed by or on behalf of any Seller with respect to any of the Acquired Assets.

4.24         Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, no Seller makes any other representation or warranty, express or implied, with respect to the Acquired Assets or the transactions contemplated by this Agreement and the Related Agreements.

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ARTICLE V
Representations and Warranties of the Buyers

The Buyers hereby jointly and severally represent and warrant to the Sellers that the statements contained in this Article V are true and correct as of the date of this Agreement, except in each case as set forth in the disclosure schedule attached hereto (the “Buyer Disclosure Schedule”).

5.1          Existence and Good Standing; Authorization.

(a)  Each Buyer is an entity duly formed, validly existing and in good standing under the laws of the state of its formation. Each Buyer has all requisite power and authority to own, lease and operate its assets and properties and to carry on the Business as currently conducted. Each Buyer is duly qualified and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by each Buyer or the nature of the business conducted by each Buyer makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Each Buyer has all requisite power and authority to execute and deliver this Agreement and each other Related Agreement to which such Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the sale and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer of this Agreement and each other Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved, and no other action on the part of any Buyer is necessary to authorize the execution, delivery and performance by any Buyer of this Agreement or any other Related Agreement to which a Buyer is a party or the consummation thereby of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Buyer and constitutes, and, with respect to each other Related Agreement, upon its execution and delivery by each Buyer party thereto, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Sellers and/or the other parties thereto, a valid and binding obligation of that Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles. XCel owns all of the equity interests of JRL.

(d)  All of the XCel Shares to be issued pursuant to this Agreement, including the shares to be issued at the Closing, Holdback Shares, if any, the Earn-Out Shares and the Note Shares, have been, or will have been at the time of issuance, duly authorized by all necessary corporate action and, will be, when issued in accordance with this Agreement and/or the Promissory Notes, as applicable, duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

5.2          Consents and Approvals; No Violations.     The execution and delivery of this Agreement by each Buyer, and the execution and delivery of each Related Agreement to which each Buyer is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

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(a)  violate or conflict with any provisions of the Organizational Documents of any Buyer;

(b)  violate any Legal Requirement or Decree to which any Buyer is subject or by which any of their respective material properties or assets are bound;

(c)  require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority on or prior to the Closing Date; and

(d)  result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the material properties or assets of any Buyer under any of the material terms, conditions or provisions of any Material Contract or any other instrument or obligation to which any Buyer is a party, or by which it or any of their respective material properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, would not, individually or in the aggregate, reasonably be expected to prevent such Buyer from performing its obligations under this Agreement or constitute a Buyer Material Adverse Effect.

5.3          Exchange Act Reports. The Buyers shall have made available to the Sellers complete and accurate copies, as amended or supplemented, of XCel’s (a) if applicable, annual report on Form 10-K for XCel’s last completed fiscal year, which contain audited financial statements for the year ended as of such date, as filed with the SEC, and (b) all other reports filed by XCel under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since its formation (such reports are collectively referred to herein as the “XCel Reports”). To the Knowledge of Buyers, the XCel Reports constitute all of the material documents required to be filed by the XCel with the SEC, including, without limitation, under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, from its formation through the Closing Date. To the Knowledge of Buyers, the XCel Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. To the Knowledge of Buyers, there are no material outstanding or material unresolved comments in comment letters received from the SEC with respect to any of the XCel Reports. To the Knowledge of Buyers, as of their respective dates, the XCel Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent XCel Report, there has not been any event which would constitute a Buyer Material Adverse Effect. Xcel Financial Statements. To the Knowledge of Buyers, all financial statements of XCel included in the XCel Reports (collectively, the “XCel Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis, in all material respects, throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of XCel, in all material respects, as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of XCel in all material respects. Except as set forth in the capitalization table of XCel as set forth in the most recent Financial Statements or as disclosed in any XCel Reports filed thereafter, XCel has not issued any: (i) shares of capital stock, (ii) other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distribution of assets of, XCel, (iii) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire capital stock, or any other equity securities, or (iv) securities convertible into or exercisable or exchangeable for capital stock or any other equity securities, except for securities that do not constitute or are not convertible for, exercisable for, or otherwise represent 1,000,000 or more XCel Shares in the aggregate. Undisclosed Liabilities. Except as set forth on Schedule 5.5, no Buyer has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

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5.6           Compliance with Laws.

(a)  Each of the Buyers is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership of its assets, except for such non-compliance, individually or in the aggregate, as would not reasonably be expected to have a Buyer Material Adverse Effect. None of the Buyers has received any written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement.

(b)  Each Buyer possesses all Government Authorizations necessary for the ownership of its properties and the conduct of its business as currently conducted, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Further, (i) to the Buyers’ Knowledge, all such Government Authorizations are in full force and effect and (ii) no Buyer has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

5.7           Litigation.

(a)  There is no Proceeding pending or, to the Buyers’ Knowledge, threatened, against any of the Buyers.

(b)  There is no Decree to which any of the Buyers is subject, and each of the Buyers is in compliance with each Decree to which it or its properties or assets are subject.

5.8           Buyer Environmental Matters. Each Buyer has complied and is in compliance in all material respects with all Environmental and Safety Requirements. All Government Authorizations required under Environmental and Safety Requirements to be obtained by each Buyer are valid and in full force and effect, each Buyer has complied and is in compliance in all material respects with the terms and conditions of such permits and licenses. None of the Buyers is subject to any suit, investigation, inquiry or proceeding by or before any court or Government Authority under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities.

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5.9           Taxes. There are no Taxes due and payable by any Buyer which have not been timely paid. There are no accrued and unpaid Taxes of any Buyer which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns of Buyers by any Government Authority. Each Buyer has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

5.10         Brokers’ or Finders’ Fees. Except as set forth on Schedule 5.10 and any due diligence and advisory fees and costs incurred in connection with Buyers’ due diligence, which such fees and costs are payable solely by XCel, no agent, broker, firm or other Person acting on behalf of any Buyer is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the Parties hereto, or from any Affiliate of any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement.

5.11         Solvency. The Buyers are currently solvent and, immediately after giving effect to the transactions contemplated by this Agreement, each of the Buyers shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, each of the Buyers shall have adequate capital to carry on its respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of either of the Buyers.

5.12         Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article V, no Buyer makes any other representation or warranty, express or implied, with respect to the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE VI
Post-Closing Covenants

6.1           Cooperation. The Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Acquired Assets from the Sellers to Buyers and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

6.2           Taxes Related to Purchase of Assets; Tax Cooperation.

(a)  The Buyers, on the one hand, and the Sellers, on the other hand, shall each be responsible for one-half of any and all stamp, transfer, documentary, sales and use, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) regardless of the Person liable for such Transfer Taxes under applicable Legal Requirements. Except to the extent required to be filed by the Sellers, the Buyers shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to all Transfer Taxes, provided that the Buyers shall provide copies of all such Transfer Tax Returns to the Sellers at least twenty (20) days prior to the due date thereof for Sellers’ review and approval. The non-filing Party shall promptly reimburse the filing Party for 50% of the amount of such Transfer Tax within ten (10) Business Days of receipt by the non-filing Party of evidence of the timely filing and payment thereof. The provisions of this Section 6.2 and no other provision, shall govern the economic burden of Transfer Taxes. Each of Buyers and Sellers shall (and shall cause their respective Affiliates to) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or reports with respect to, Transfer Taxes.

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(b)  All Taxes and assessments on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between the Buyers and the Sellers as of the close of business on the Closing Date based on the best information then available, with (a) the Sellers liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and (b) the Buyers being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between the Buyers the Sellers as set forth in the next sentence. All pro-rations of Straddle Period Taxes on the Acquired Assets shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to the Sellers based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to the Buyers based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations that must be paid in order to convey the Acquired Assets to the Buyers free and clear of all Liens other than Permitted Liens have been calculated and shall be paid on the Closing Date; all other prorations shall be calculated and paid as soon as practicable thereafter.

(c)  The Sellers and the Buyers shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested, including, without limitation, (a) for the preparation by such other Party of any Tax Returns with respect to the Acquired Assets or (b) in connection with any Tax audit or proceeding including one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement. Any information so delivered shall be subject to the provisions of Section 6.4.

6.3           Noncompetition and Nonsolicitation.

(a)  For a period of three (3) years from the date of this Agreement (the “Restricted Period”), each of the Sellers (including JR) will not, directly or indirectly, on its own behalf, as an agent of, on behalf of or in conjunction with, or as a member, partner or shareholder of, any other Person:

(i)  engage in any business that Competes with the Business; or

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(ii)  induce any employee, licensee, independent contractor, manufacturer, supplier or licensee of the Buyers or their Affiliates with respect to the Acquired Assets or the Business, to terminate his or her employment or relationship, as applicable, with the Buyers or their Affiliates, other than as a result of general solicitations for employment that are not specifically targeted at employees of the Business.

(b)  Notwithstanding anything to the contrary contained herein, Sellers (including JR) shall be permitted to (i) enter into the Wholesale License Agreement and perform the obligations and conduct the business as contemplated thereby; (ii) dispose of Inventory in accordance with Section 6.11; and (iii) exercise the Retained Media Rights in accordance with Section 2.4. In addition, nothing herein will prohibit Sellers (including JR) from mere passive ownership of not more than ten percent (10%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such Person.

(c)  Ronald Berk agrees that he shall not (whether on his own behalf, as an agent of, on behalf of or in conjunction with, any other Person) enter into any agreement or arrangement to sell or distribute any jewelry through QVC or any Affiliate thereof without first offering to XCel the opportunity to participate in such agreement or arrangement. Notwithstanding the foregoing, Ronald Berk shall not enter into any agreement or arrangement to sell or distribute any jewelry through QVC or any Affiliate thereof if as a result of such agreement or arrangement, QVC or such Affiliate would reasonably be expected to materially reduce the number of hours allotted by QVC to programming for the Business under the Buyer QVC Agreement.

(d)  The Buyers are entitled (without limitation of any other remedy) to specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 6.3. If any court of competent jurisdiction at any time deems the time periods for the foregoing covenants too lengthy or the scope of the covenants too broad, the restrictive time periods will be deemed to be the longest period permissible by law, and the scope will be deemed to comprise the broadest scope permissible by law under the circumstances. It is the intent of the Parties to protect and preserve the Business and the Acquired Assets and therefore the Parties agree and direct that the time period and scope of the foregoing covenants will be the maximum permissible duration (not to exceed three years) and size.

6.4           Confidentiality. From and after the date hereof, each Seller and each Buyer shall, and shall cause each of its respective Affiliates and Representatives to, treat as confidential and use commercially reasonable efforts to safeguard and not to disclose, except as expressly agreed in writing, all Confidential Information of the other Parties, and the Sellers agree to, and to cause their respective Affiliates and Representatives, not to use any and all Seller Information included within the Acquired Assets, except in connection with the business and activities contemplated by the Wholesale License and the disposal of Inventory in accordance with Section 6.11. Each Party shall exercise the same care used by such Party to prevent the unauthorized use or dissemination of its own proprietary and confidential information in connection with the protection of Confidential Information pursuant to this Section 6.4. Notwithstanding the foregoing, a Party may disclose Confidential Information (i) to its employees, consultants, Representatives, current or prospective lenders or advisors who agree to or are otherwise bound to maintain the confidentiality thereof, (ii) to a Third Party, as required by a valid Decree, (iii) to a Governmental Authority, as required by applicable Legal Requirement, legal process or request for information from a Governmental Authority, (iv) as required to be disclosed on any Tax Returns or securities filings, or (v) in connection with any Proceedings relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby or the enforcement of any rights hereunder or thereunder. Notwithstanding the provisions of clauses (ii) and (iii) above, in the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose the Confidential Information of any other Party, to the extent permitted, such Party will notify the disclosing Party promptly of the request or requirement so that the disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on advice of counsel, nonetheless requested or required to disclose any Confidential Information of another Party, it may do so to the extent so requested or required; provided, however, that such Party shall use its commercially reasonable efforts to obtain, at the reasonable request of the disclosing Party and at the sole expense of the disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of such information as the disclosing Party shall designate. In addition, to the extent any of the Seller Disclosure Schedules or any Confidential Information of Sellers is required to be disclosed by either Buyer in connection with any securities filings, Buyers shall use commercially reasonable efforts to obtain confidential treatment of such information, including filing a request for a Confidential Treatment Order with the SEC with respect to all such information.

6.5           Access to Records.

(a)  For a period of three (3) years following the Closing Date, each Party will permit the other Parties and their Affiliates and Representatives reasonable access on not less than five (5) Business Days’ prior written notice, during normal business hours, at the sole cost and expense of the requesting Party and in a manner that will not unreasonably interfere with the normal operations of the providing Party, to make copies of the books and records of such Party and its applicable Affiliates relating to the Acquired Assets or the Business and in such providing Party’s or its Affiliates’ possession or control. In addition, the providing Party will make available to the requesting Party or its Affiliate or Representative, on reasonable advance notice, but in any event not less than five (5) Business Days, and to the extent still employed by the providing Party or its Affiliates, personnel who are familiar with any such matter requested, provided such access does not interfere with the normal operations of the providing Party.

(b)  The Sellers shall use commercially reasonable efforts to assist the Buyers in the preparation of any financial statements required by the SEC in connection with the transactions contemplated by this Agreement, if any, at the Buyers’ cost and expense. Without limitation of Section 6.5(a), Sellers shall provide the Buyers with full access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Sellers and on reasonable advance notice, but in any event not less than five (5) Business Days, to all relevant books, records, work papers, information and employees (to the extent still employed by the Sellers) and auditors of the Sellers and their Affiliates, solely to the extent necessary in connection with the preparation of any such financial statements.

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(c)  Any information delivered pursuant to this Section 6.5 shall be subject to the provisions of Section 6.4.

6.6           Recording of Intellectual Property Assignments. The Sellers and Buyers shall cooperate to timely record and file the Intellectual Property Assignments, at the Buyers’ expense, with the appropriate Government Authorities as promptly as practicable following the Closing.

6.7           Foreign Intellectual Property. The Sellers agree to use commercially reasonable efforts to take, or cause to be taken, all actions, as any of the Buyers may reasonably request or as may be otherwise necessary to assist with the registration and transfer of all foreign trademarks included in the Acquired Assets, all at the Buyers’ sole cost and expense.

6.8           Suppliers. During the Restricted Period, the Sellers shall not, and shall cause their Affiliates not to, solicit or receive any fees or other consideration from any suppliers who supply products or services to the Business or any Licensees of the Buyers (including QVC) in exchange for which such Person is expected to, or actually attempts to, influence any act or decision of Buyers, their Affiliates or any such Licensee, or otherwise assist such supplier in obtaining or retaining business or directing business to such supplier.

6.9           Non-Disparagement.

(a)  Neither Ronald Berk nor any Seller shall, and each Seller shall cause its Affiliates not to, make any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Buyers.

(b)  No Buyer shall, and each Buyer shall cause its Affiliates not to, make any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Sellers or any of their members or Affiliates, including, without limitation, JR.

(c)  Buyers shall, and shall cause their Affiliates and licensees to, use the JR Brands, the JR Future Brands, and any related logos including the JR Logos, and the rest of the Seller Intellectual Property Rights, and otherwise conduct the Business, in a manner that would not reasonably be considered: (i) to be immoral, deceptive, scandalous or obscene; (ii) to disparage or falsely suggest a connection with institutions, beliefs, national symbols or persons (living or dead), other than JR, or to bring them into contempt or disrepute; or (iii) to injure, tarnish, damage or otherwise negatively affect the reputation and goodwill associated with JR.

(d)  Each Party shall be entitled (without limitation of any other remedy) to seek specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 7.11.

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6.10       Buyer QVC Agreement.

(a)  JR shall comply in all material respects with the provisions set forth in the Buyer QVC Agreement, including making at least eighty percent (80%) of any Appearances required to be made by JR under the Buyer QVC Agreement that occur between the hours of 10:00 a.m. and 1:00 a.m. New York time (the “Prime Hours”) during the first two (2) years the Buyer QVC Agreement is in effect. The Buyers shall not make any amendment or modification of the terms of the Buyer QVC Agreement, or enter into any new Contract with QVC, which changes the obligations of JR under the Buyer QVC Agreement without the consent of JR. Notwithstanding the foregoing, in the event JR’s employment with XCel is terminated for any reason other than “Cause” (as defined in the JR Employment Agreement), JR shall have no further obligations under this Section 6.10 and shall not be responsible for any revenues lost as a result of such failure by JR to comply with the Buyer QVC Agreement.

(b)  Xcel shall promptly pay to JR an amount equal to the amount of the Advance Payment (as defined in the Buyer QVC Agreement) refunded to QVC under the Buyer QVC Agreement, if any, except to the extent that such payment is due to, a result of or caused by a failure by JR to comply with her obligations under the Buyer QVC Agreement, this Agreement or any employment agreement JR may have with XCel from time to time. XCel shall pay all premiums on the Life Insurance Policy until the Life Insurance Policy is re-assigned to JR or her designee pursuant to Section 6.16.

(c)  Notwithstanding anything to the contrary contained in this Agreement, any obligations of XCel pursuant to this Section 6.10 may be paid in XCel Shares or cash at XCel’s option, with the number of XCel Shares to be issued to be determined based on the total amount of XCel obligations divided by the VWAP for the last twenty (20) Business Days prior to the date on which such obligations become payable, and to be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

6.11         Distribution of Current Inventory.         Any other provision in this Agreement to the contrary notwithstanding, Sellers and their Affiliates shall be entitled to continue to use the JR Brands and the JR Logos (including the name “Judith Ripka”) in connection with the sale or distribution (including through Third Parties in accordance with any License Agreement in effect as of the Closing Date) of all Inventory existing on the Closing Date, including any work in progress Inventory located at manufacturing facilities, provided, however, that any such sale or distribution at a price that is materially lower than prices charged by Buyer, together with its distributors and licensees (including JR pursuant to the Wholesale License Agreement) shall be subject to approval by the written consent of the Buyers. In connection with such sale and distribution of Inventory, Sellers shall, and shall cause their Affiliates and distributors to, adhere to the same standards of quality with respect to the JR Brands and the JR Logos observed by Sellers and their Affiliates prior to the Closing Date, and shall comply with all Legal Requirements regarding the usage of the JR Brands and the JR Logos, including, but not limited to, laws and regulations regarding country of origin disclosure.

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6.12         Licenses in Connection with Retained Media Rights.          In the event JR (a) desires to enter into an agreement with a Third Party in connection with the Retained Media Rights and (b) such Third Party requires the right to sell products, goods or services which would utilize any JR Brand or JR Future Brand (including JR’s name, image and likeness) (any such request rights being “Merchandising Rights”), then JR shall give notice to Buyers specifying the identity of the Third Party and the nature of the requested Merchandising Rights (a “Merchandising Request”). Upon receipt of a Merchandising Request, Buyers shall use commercially reasonable efforts to enter into a license agreement with the Third Party (either as a separate agreement or as part of JR’s agreement with the Third Party) pursuant to which Buyers shall license the Merchandising Rights to the Third Party; provided, however, that Buyers shall have no obligation to enter into any license granting the Merchandising Rights if (i) the financial terms of such license are not commercially reasonable, or (ii) the requested license or granting of the Merchandising Rights would result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than a Permitted Lien) upon any Contract or any other instrument or obligation to which either Buyer is a party (other than a Contract between either Buyer and any Affiliate thereof).

6.13         Other Deliveries. Within 30 days following the Closing Date, JRL shall enter into a new agreement with Mercury on commercially reasonable terms and conditions. Sellers shall use commercially reasonable efforts to deliver the JR Archives, including cataloged images of all archived items, sketches, drawings and molds, to the Buyers within thirty (30) days of the Closing, to the extent such items were not delivered at the Closing. Sellers shall use commercially reasonable efforts to obtain acknowledgment from each factory where manufacturing models and molds included in the Acquired Assets are held that the Buyers are the rightful owners of such manufacturing molds and models, within sixty (60) days of the Closing. To the extent the factories own the molds or models used in connection with the Acquired Assets, Sellers shall use commercially reasonable efforts to obtain an acknowledgement that Buyer is now operating the Business and entitled to the use of such molds and models owned by such factory.

6.14         Further Assurances.  From time to time following the Closing, each Party shall execute and deliver, or cause to be executed and delivered, such instruments and documents as a Party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby. Following the Closing, the Sellers agree to forward to the Buyers any correspondence or other communications addressed to the Sellers received by them that relates to the Acquired Assets outside of the Seller’s business under the Wholesale License Agreement.

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6.15         Registration of XCel Shares. Upon expiration of the Initial Period (as defined in the Lock Up Agreement), XCel agrees to file with the SEC a registration statement under the Securities Act, and make any filings with state securities agencies reasonably requested of it, with respect to the Initial Shares issued or to be issued under this Agreement, including the total number of XCel Shares issuable pursuant to the Promissory Notes. XCel shall use commercially reasonable efforts to cause such registration statement to become effective within sixty (60) days from the expiration of the Initial Period or such later date as may be requested by the holders of such XCel Shares. All expenses in connection with the preparation of such registration statement (other than the expenses of counsel for the holder of the applicable XCel Shares) shall be borne by XCel. XCel shall indemnify and hold harmless each holder of XCel Shares sold in connection with any such registration from and against any and all Damages caused by (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus, offering circular or other document relating to such XCel Shares, or any omission or alleged omission to state a material fact required to be stated in order to make the statements therein not misleading, or (b) any violation (or alleged violation) by XCel of the Securities Act, the Exchange Act, or any Legal Requirement in connection with such registration statement. Each holder of XCel Shares sold in connection with any such registration (on a several and not a joint basis) shall indemnify and hold XCel harmless from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in any information provided by such holder of XCel shares for inclusion in such registration statement, prospectus, offering circular or other document relating to such holder of XCel Shares, or any omission or alleged omission to state a material fact required to be stated by such holder of XCel Shares in order to make the information so provided not misleading; provided, that such holder shall not be liable in any such case to the extent that such holder has furnished in writing to XCel prior to the date of such registration statement, prospectus, offering circular or other document information which corrected or made not misleading the information previously furnished by such holder to XCel, and XCel failed to update such information. XCel shall undertake to register any additional XCel shares issuable pursuant to this Agreement, including in connection with Section 3.4 or Article VII as the case may be, pursuant to and in accordance with the terms set forth in this Section 6.15, provided, however, that XCel shall not be obligated to register any XCel shares that may be sold pursuant to Rule 144 of the Securities Act.

6.16         Life Insurance Policy. Within the time agreed in the Buyer QVC Agreement, Sellers shall deliver to QVC an assignment of that certain insurance policy No. 16430059 issued by the Northwestern Mutual Life Insurance Company (the “Life Insurance Policy”), together with an endorsement designating QVC as the beneficiary thereunder. Sellers will use reasonable best efforts to cause QVC to re-assign to Sellers the Life Insurance Policy not later than first anniversary of the Closing Date, or such later date as is agreed among JR, QVC and JRL. Within ten Business Days following the date on which the Life Insurance Policy is re-assigned from QVC to Sellers, Sellers shall deliver to XCel an assignment of the Life Insurance Policy. Within ten Business Days following the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date on which JR’s employment with XCel is terminated for any reason (other than the death of JR), XCel shall deliver to JR or her designee an assignment of the Life Insurance Policy together with an endorsement naming JR’s designee as the beneficiary thereunder. Any amounts payable in respect of the Life Insurance Policy prior to such assignment shall be for the benefit of JR or her designee.

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ARTICLE VII
Indemnification; Remedies

7.1           Survival. All representations and warranties made by the Sellers or the Buyers, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the 18-month anniversary of the Closing Date (the “Survival Date”), other than in the case of fraud and except as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim or action); provided, however, that the representations and warranties (i) in Section 4.9 shall survive and remain in full force and effect until 30 days after the expiration of the applicable statute of limitations for the assessment of Taxes (including all periods of extension, whether automatic or permissive) and (ii) in Sections 4.1 (Organization and Good Standing), 4.2 (Enforceability; Authority), 4.6 (Title to Assets), 4.21 (Brokers’ or Finders’ Fees), 5.1 (Existence and Good Standing; Authorization), 5.9 (Brokers’ or Finders’ Fees) and 6.10 (Buyer QVC Agreement) (the “Core Representations”) shall survive and remain in full force and effect indefinitely. Each covenant and agreement of any of the Parties contained in this Agreement, which by its terms is required to be performed after the Closing Date, shall survive the Closing and remain in full force and effect until such covenant or agreement is performed.

7.2           Indemnification by the Sellers. Subject to the limitations set forth in this Article VII, the Sellers (in the case of claims made under this Section 7.2, the “Indemnifying Party”) shall, jointly and severally, indemnify, defend and hold harmless the Buyers and their stockholders, managers, members, officers, directors, agents, attorneys and employees (hereinafter “Buyer Indemnified Parties” and, in the case of claims made under this Section 7.2, the “Indemnified Party”) from and against any and all actual losses, claims, Liabilities, debts, damages, fines, penalties, costs (in each case including, without limitation, reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel)) that they incur (collectively, “Damages”) as a result of:

(a)  the breach of any representation or warranty of the Sellers contained in this Agreement or in any Related Agreement;

(b)  the material breach of, default under or nonfulfillment of, any covenant, obligation or agreement of the Sellers under this Agreement, which is not cured within thirty (30) days from the Sellers’ receipt of notice thereof;

(c)  any willful and material breach by JR of her obligations under the JR Employment Agreement during the Initial Term (as defined in the JR Employment Agreement);

(d)  any Liabilities related to the sale or distribution of Inventory pursuant to Section 6.11;

(e)   the Excluded Assets;

(f)   the Excluded Liabilities; and

(g)  the willful failure of JR to comply in any material respect with the Buyer QVC Agreement during the twenty-four (24) month period following the Closing, including the willful failure by JR to make at least eighty percent (80%) of the Appearances required to be made by JR under the Buyer QVC Agreement during the Prime Hours, except to the extent any such failure follows the date on which JR’s employment with XCel is terminated for any reason other than “Cause” (as defined in the JR Employment Agreement). Solely for purposes of this Section 7.2(g), “Damages” shall include any revenues lost as a direct result of such failure by JR to comply with the Buyer QVC Agreement.

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7.3          Indemnification by Buyers. Subject to the limitations set forth in this Article VII, the Buyers (in the case of claims made under this Section 7.3, the “Indemnifying Party”) shall, jointly and severally indemnify, defend and hold harmless the Sellers and their respective stockholders, members, managers, officers, directors, agents, attorneys and employees (hereinafter “Seller Indemnified Parties” and, in the case of claims made under this Section 7.3, the “Indemnified Party”) from and against any and all Damages incurred or sustained by the Seller Indemnified Parties as a result of:

(a)   the breach of any representation or warranty of the Buyers contained under this Agreement or any Related Agreement;

(b)  the material breach of, default under of nonfulfillment of any covenant, obligation or agreement by the Buyers under this Agreement, which is not cured within thirty (30) days of Buyers’ receipt of notice thereof;

(c)  the ownership of the Acquired Assets, and the operation of the Business by Buyers following the Closing; and

(d)  any breach by XCel of the covenants set forth in Section 6.10(b).

7.4          Limitation on Liability.

(a)  Neither the Sellers nor the Buyers shall have any liability for Damages under, respectively, Section 7.2 or Section 7.3, and no Seller Indemnified Party or Buyer Indemnified Party shall have the right to seek indemnification under, respectively, Section 7.2 or Section 7.3 until the aggregate amount of the Damages incurred by such Indemnified Party exceeds $50,000, and then, subject to the limitations on recovery and recourse set forth in this Article VII, only to the extent all Damages incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable exceed, in the aggregate, $110,000. Notwithstanding the foregoing, the limitations in this Section 7.4(a) shall not apply to (i) any breach of a Core Representation, (ii) in the case of fraud or (iii) in connection with any failure by the Buyers to make any payment of the Purchase Consideration or the Earn-Out Shares (including any payment on the Promissory Notes) when due.

(b)  The aggregate liability of the Sellers on the one hand, and the Buyers on the other, for all Damages under Sections 7.2(a) and (g) and, to the extent it applies to Section 6.10, Section 7.2(b) (in cases where Sellers are the Indemnifying Party) or Section 7.3(a) (where Buyers are the Indemnifying Party), as applicable, shall not exceed $7,500,000 (the “Cap”); provided, however, that neither the Cap nor the Decreased Cap shall apply to (i) any breach of a Core Representation, (ii) any breach of a covenant by the Parties other than the covenants set forth in Section 6.10, in the case of fraud, or in connection with any failure by the Buyers to make any payment of the Purchase Consideration or the Earn-Out Shares when due.

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(c)  The amount of any Damages payable under this Article VII by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) Tax Benefits actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses. For purposes hereof, "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case, computed at the highest marginal tax rates applicable to any individual resident in New York City, New York. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any direct, out-of-pocket expenses, including attorneys’ fees, reasonably incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall seek full recovery and use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor prior to making any claim for indemnification under this Article VII, to the same extent such Indemnified Party would if such Damages were not subject to indemnification hereunder.

(d)  Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not be liable under this Article VII for any Damages relating to any matter to the extent that the Indemnified Party shall have otherwise been compensated for such matter pursuant to, or the Damages were taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Damages.

(e)  The Indemnified Parties shall take, and shall cause their respective Affiliates to take, all commercially reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

(f)   If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment.

(g)  Except for (i) liability resulting from fraud and (ii) to the extent set forth in Section 7.2(g), no Party shall be liable under this Agreement for any consequential, special, indirect, incidental, or punitive damages (including any damages for lost profits, lost opportunity, or loss of business expectations) of any kind or nature, regardless of the form of action through which such damages are sought.

(h)  Notwithstanding anything to the contrary contained in this Agreement, any Damages with respect to indemnification pursuant to Section 7.3(d) may be paid in XCel Shares or cash at XCel’s option, with the number of XCel Shares to be issued to be determined based on the total Damages payable divided by the VWAP for the last twenty (20) Business Days prior to the date on which such Damages become payable, and to be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

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7.5          Other Indemnification Provisions.

(a)  To the extent that any representations and warranties of the Sellers or the Buyers, as applicable, have been breached, thereby entitling the non-breaching Party to indemnification pursuant to Section 7.2 or Section 7.3 hereof, it is expressly agreed and acknowledged by the Parties that, solely for purposes of calculation of Damages in connection with any right to indemnification, the representations and warranties of the Sellers or Buyers, as applicable, that have been breached shall be deemed not qualified by any references therein to materiality generally, Knowledge or to whether or not any breach or inaccuracy results in a Seller Material Adverse Effect or Buyer Material Adverse Effect.

(b)  An Indemnified Party’s right to indemnification pursuant to this Article VII shall, except for equitable relief and specific performance of covenants that survive Closing, be the sole and exclusive remedy available to such Indemnified Party with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud.

7.6          Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Parties under Section 7.2 or Seller Indemnified Parties under Section 7.3 or any claims by one Party against the other is set forth below:

(a)  Notice. Whenever any Indemnified Party shall have received notice that a claim has been asserted or threatened against such Indemnified Party, which, if valid, would subject the Indemnifying Party to an indemnity obligation under this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party of such claim; provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced thereby. Any such notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 7.1 above.

(b)  Defense of a Third Party Claim. If any Third Party shall notify any Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party under this Article VII, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Third Party Claim so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) uses counsel reasonably satisfactory to the Indemnified Party (iii) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party hereafter in respect of such matters and (iv) the relief sought is monetary damages.

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(c)  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if counsel defending such Third Party Claim shall advise the Parties of a potential conflict of interest arising from the existence of one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or its Affiliates, then the Indemnified Party may retain separate counsel to defend it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party if applicable under this Article VII. Subject to the proviso to the foregoing sentence, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Parties shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof if the Indemnifying Party is ultimately are found to be liable to indemnify the Indemnified Party. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the Parties hereto shall, and shall cause their Affiliates and Representatives to, cooperate in the defense or prosecution thereof.

(d)  If an Indemnifying Party assumes the defense of a Third Party Claim, then, without the Indemnified Party’s written consent, the Indemnifying Party shall not settle, compromise or discharge such Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or other plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim, or which settlement or judgment includes injunctive or other relief, other than the obligation to pay monetary damages where such damages have been satisfied in full by the Indemnifying Party or its respective Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.

7.7           Non-Third Party Claims. Within thirty (30) Business Days after a Party obtains knowledge that it has sustained any Damages not involving a Third Party Claim or action which such Party reasonably believes may give rise to a claim for indemnification from another Party hereunder, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party, together with a brief description of the facts and data which support the claim for indemnification (a “Claim Notice”); provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. Any Claim Notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 7.1 above. If the Indemnifying Party does not deliver notice to the Indemnified Party within thirty (30) Business Days following its receipt of a Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII (an “Indemnification Objection”) the Indemnifying Party will be deemed to have accepted liability for such claim, in which event the other party will be free to pursue such remedies as may be available to them.

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7.8          Indemnification Payments. In the event any Buyer Indemnified Party is finally determined to be entitled to indemnification pursuant to this Article VII, such Buyer Indemnified Party shall obtain such indemnification as follows:

(a)  first by decreasing the then remaining balance of the Promissory Notes pursuant to the terms of the Promissory Notes;

(b)  then by deducting the amount of the Damages from any Earn-Out Value earned but not yet received by the Sellers; and

(c)  if the Promissory Note and Earn-Out Value earned but not yet received by Sellers are insufficient to satisfy such indemnification claim, such Buyer Indemnified Party, the Sellers shall fund the remaining indemnification amount owed to such Buyer Indemnified Party.

7.9          Tax Treatment. All indemnity payments made under this Article VII shall be treated as adjustments to the Purchase Consideration for all tax purposes.

ARTICLE VIII
Miscellaneous

8.1          Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Parties, which written approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure relating to the existence or subject matter of this Agreement or any other matter that it believes in good faith is required by Legal Requirement or any listing requirement (including, without limitation, the listing requirements of any exchange on which the XCel Shares are traded and securities laws applicable to XCel) or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party a reasonable period of time prior to making the disclosure and to provide such other Party the opportunity to comment thereon). Each Seller acknowledges and agrees that XCel may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

8.2          Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with confirmation of transmission), provided that a copy is given by another delivery method contemplated by this Section 8.2, (c) one Business Day after its delivery, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) delivered by electronic mail, provided that a copy is given by another delivery method contemplated by this Section 8.2, in each case to the appropriate addresses, telecopier numbers or email addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties):

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If to the Sellers:

Judith Ripka Companies

273 Tangier Avenue

Palm Beach, FL 33480

Attention: Ronald Berk, CEO

Email: Ronald.Berk@judithripka.com

With a copy to (which shall not constitute notice):

Crowell & Moring LLP

590 Madison Avenue

New York, NY 10022

Attention: Paul J. Pollock

Telephone: 212-895-4216

Facsimile: 212-223-4134

Email: ppollock@crowell.com

If to the Buyers:

XCel Brands, Inc.

475 Tenth Avenue, 4th Floor
New York, NY 10018
Attention: Robert D’Loren, CEO

Facsimile:

With a copy to (which shall not constitute notice):

Blank Rome, LLP

405 Lexington Avenue
New York, NY 10174
Attention: Robert Mittman

Facsimile: 212-885-5001

8.3           Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the certificates, exhibits, schedules, documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) except for the Indemnified Parties as provided in Article VII, are not intended to confer upon any other Person, either explicitly or implicitly, any equitable or legal rights or remedies of any nature whatsoever hereunder, and (c) shall not be assigned by operation of law or otherwise without the written consent of the other Parties; provided, however, that the Buyers may, without the consent of the Sellers but upon written notice to the Sellers thereof, (i) assign any or all of their rights and interests hereunder to one or more of their Affiliates or successors, (ii) designate one or more of their Affiliates to perform their obligations hereunder, (iii) direct the Sellers, at the Closing and on behalf of the Buyers, to transfer title to all or some of the Acquired Assets directly to one of more of their Affiliates, and (iv) assign their rights and obligations under this Agreement to a purchaser of all or substantially all of the assets of the Buyers that agrees to comply with all obligations of the Buyers under this Agreement; provided, however, that in each of (i)-(iv) the Buyers shall remain obligated to perform all their obligations under this Agreement.

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8.4           Bulk Sales Law. The Buyers hereby waive compliance by the Sellers with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets.

8.5           Expenses. Except as otherwise specifically provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party hereto shall bear its own costs, expenses and fees incurred in connection with this Agreement and the other transactions contemplated by this Agreement.

8.6           Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party hereto entitled to the benefit thereof. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate Party by a person who has been authorized by such Party to execute waivers or extensions on its behalf. Any term, condition or covenant hereof may be amended by the Parties hereto at any time by a written instrument executed by all the Parties. No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party hereto to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

8.7           Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

8.8           Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

8.9           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument. Any signature page delivered by a facsimile machine, or in portable document format (“PDF”) file format shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

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8.10        Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

8.11        Dispute Resolution.

(a)  Mediation. The Parties shall first attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement (independently or collectively, a “Claim”) in a non-binding half-day mediation to be held in New York, New York before a mutually acceptable JAMS mediator. The mediation process shall proceed as follows: (i) the complaining Party shall submit its Claim in writing to the other Party(ies); (ii) the other Party(ies) shall respond in writing within three (3) Business Days; (iii) the complaining Party shall reply in writing within three (3) Business Days; (iv) the Parties shall negotiate in good faith using commercially reasonable efforts to settle the Claim without delay; (v) if the Claim is not settled within ten (10) Business Days of the complaining Party’s provision of its written reply to the other Party(ies), the Claim will promptly be submitted to mediation as set forth above; and (vi) the mediation shall occur no later than twenty-five (25) Business Days after the complaining Party’s provision of its written reply to the other Party(ies). The mediator shall award to the prevailing Party in any mediation all reasonable fees, expenses and costs including, without limitation, reasonable attorneys’, expert witness and/or consultant fees. Notwithstanding the foregoing, any Party may seek interim judicial relief pending mediation, including injunctive or other equitable relief, without waiving, and without prejudice to, the right or obligation to mediate.

(b)  In the event that a Claim cannot be resolved through the process described in Section 8.11(a), each of the Parties hereby irrevocably submits to the jurisdiction of the federal courts located in the State of New York and courts of competent appellate jurisdiction therefrom (or if jurisdiction is not available therein, in the courts of the State of New York located in New York City, New York) solely in respect of this Agreement and the transactions contemplated by this Agreement, and hereby waives and agrees not to assert as a defense in any action, suit or proceeding, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each of the Parties irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or New York state court. Each of the Parties hereby consents to and grants any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Legal Requirement shall be valid and sufficient service thereof.

(c)  In the event of any litigation between the parties hereto, the one of them who is the prevailing party shall be entitled to receive from the other reasonable attorneys’ fees and other costs and expenses reasonably incurred by the prevailing party in connection with such litigation regardless of whether such litigation is prosecuted to judgment. As used herein, “prevailing party” shall mean in the case of a claimant, one who is successful in obtaining a material amount of the relief sought by a judgment as to which all appeals have been exhausted, and in the case of a defendant or respondent, one who is successful in obtaining denial by a judgment as to which all appeals have been exhausted of a majority amount of the relief sought by the claimant.

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(d)  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Asset Purchase Agreement as of the day and year first above written.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	Chief Executive Officer

JR LICENSING, LLC

By: XCel Brands, Inc., its Managing Member

By:	/s/ James Haran
Name:	James Haran
Title:	Chief Financial Officer

JUDITH RIPKA CREATIONS, INC.

By:	/s/ Judith Ripka
Name:	Judith Ripka
Title:	Co-Chief Executive Officer

/s/ Judith Ripka
Judith Ripka

Solely for purposes of Sections 6.3 and 6.9:

/s/ Ronald Berk
Ronald Berk

2

JSB MARKETING CORP.

By:	/s/ Judith Ripka Berk
Name:	Judith Ripka
Title:	Chief Executive Officer

JUDITH RIPKA COMPANIES INC.

By:	/s/ Judith Ripka Berk
Name:	Judith Ripka
Title:	Chief Executive Officer

JUDITH RIPKA DESIGNS, LTD.

By:	/s/ Judith Ripka Berk
Name:	Judith Ripka
Title:	Chief Executive Officer

3